Exhibit 10.8

EXECUTION COPY

FIRST LIEN CREDIT AGREEMENT

dated as of

June15, 2007

among

STR ACQUISITION, INC.,

(to be merged with and into SPECIALIZED TECHNOLOGY RESOURCES, INC.)

STR HOLDINGS LLC,

THE LENDERS PARTY HERETO,

CREDIT SUISSE,
as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC

as Sole Bookrunner and Sole Lead Arranger

Page

SCHEDULES

Schedule 1.01(a)	-	Subsidiary Guarantors
Schedule 1.01(b)	-	Mortgaged Property
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.19(c)	-	Mortgage Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Mortgage
Exhibit F-1	-	Form of Opinion of Weil, Gotshal & Manges LLP
Exhibit F-2	-	Form of Opinion of Murtha Cullina LLP

FIRST LIEN CREDIT AGREEMENT dated as of June 15, 2007, among STR ACQUISITION, INC., a Delaware corporation, which substantially simultaneously with the execution hereof shall be merged with and into SPECIALIZED TECHNOLOGY RESOURCES, INC., a Delaware corporation (the “Borrower”), STR HOLDINGS LLC, a Delaware limited liability company (“Holdings”) the Lenders (as defined in Article I), and CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of (a) Term Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) on the Closing Date, in an aggregate principal amount not in excess of $185,000,000, and (b) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $20,000,000. The Borrower has requested the Swingline Lender to extend credit, at any time and from time to time prior to the Revolving Credit Maturity Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $10,000,000. The Borrower has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $15,000,000, to support payment obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries. The proceeds of the Term Loans are to be used together with the proceeds of the Second Lien Term Loan and cash to be contributed by Holdings solely (a) to pay consideration, fees and expenses related hereto and to the Acquisition and (b) to refinance the Existing Debt. The proceeds of the Revolving Loans and the Swingline Loans are to be used solely for general corporate purposes of the Borrower and its Subsidiaries.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” shall mean the acquisition by Holdings of the Company and its subsidiaries pursuant to the Merger Agreement, pursuant to which on the Closing Date the Borrower will merge with and into the Company with the Company surviving as a wholly owned direct subsidiary of Holdings.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Advisory Services and Monitoring Agreements” shall mean (i) the Advisory Services and Monitoring Agreement dated as of the Closing Date, between the Borrower and Evergreen Capital Partners, LLC and (ii) the Monitoring Agreement dated as of the Closing Date, among the Borrower, DLJ Merchant Banking, Inc., Westwind STR Advisors LLC and Dennis L. Jilot.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, (i) for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 5% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified and (ii) Credit Suisse and its Affiliates (other than Permitted Investors, Parent and Parent’s subsidiaries) shall be deemed not to be Affiliates of Parent or any of its subsidiaries.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” shall mean, for any day (a) with respect to any Eurodollar Term Loan, 2.50% per annum, (b) with respect to any ABR Term Loan, 1.50% per annum, and (c) with respect to any Eurodollar Revolving Loan or ABR

Revolving Loan, the applicable percentage set forth below under the caption “Eurodollar Spread—Revolving Loans” or “ABR Spread—Revolving Loans”, as the case may be, based upon the Total Leverage Ratio as of the relevant date of determination:

Total Leverage Ratio	Eurodollar Spread— Revolving Loans	ABR Spread— Revolving Loans
Greater than or equal to 5.25 to 1.00	2.50%	1.50%
Greater than or equal to 4.50 to 1.00 but less than 5.25 to 1.00	2.25%	1.25%
Less than 4.50 to 1.00	2.00%	1.00%

Each change in the Applicable Percentage resulting from a change in the Total Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing and so long as no Default shall have occurred and be continuing, until the Borrower shall have delivered the financial statements and certificates required by Section 5.04(a) and Section 5.04(c), respectively, for the period ended December 31, 2007, the Total Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage. In addition, (a) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, or (b) at any time after the occurrence and during the continuance of a Default, the Total Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.

“Arranger” shall mean Credit Suisse Securities (USA) LLC.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among Foreign Subsidiaries and (iii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $500,000).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as of the time of determination, the present value (discounted at the interest rate borne by the Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligations”.

“Baseline EBITDA” shall mean, (i) for the fiscal year ended December 31, 2007, $42,000,000, (ii) for the fiscal year ended December 31, 2008, $45,000,000, (iii) for the fiscal year ended on December 31, 2009, $50,000,000, (iv) for the fiscal year ended December 31, 2010, $55,000,000, (v) for the fiscal year ended December 31, 2011, $60,000,000, (vi) for the fiscal year ended December 31, 2012, $65,000,000, and (vii) for the fiscal year ended December 31, 2013, $70,000,000.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

A “Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, the Permitted Investors shall fail to own, directly or indirectly, beneficially and of record, shares representing at least 51% of each of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings, (c) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated, (d) any change in control (or similar event, however denominated) with respect to Holdings, the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings, the Borrower or any Subsidiary is a party, or (e) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Other Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment, Incremental Term Loan Commitment or Swingline Commitment.

“Closing Date” shall mean June 15, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment, Incremental Term Loan Commitment and Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Company” shall mean Specialized Technology Resources, Inc., a Delaware corporation.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated May, 2007.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period and any commitment, agency, letter of credit or similar fees paid during such period with respect to Indebtedness permitted pursuant to Section 6.01 and other bank service fees, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges (other than the write-down of current assets) for such period, (v) fees and expenses accrued during such period with respect to the Transactions and to the extent not consummated, any acquisition, disposition, equity issuance, investment or incurrence of Indebtedness that would have been permitted under this Agreement, (vi) charges in respect of management, monitoring, consulting and advising fees payable to the Sponsor pursuant to the Advisory Services and Monitoring Agreements as in effect as of the Closing Date in respect of such period, (vii) one-time costs, payments and expenses (including severance costs) incurred during such period in respect of the termination of employment of employees, officers and management of the Borrower or any Subsidiary outside the ordinary course of business, (viii) all cash payments received during such period on account of non-cash income deducted from Consolidated Net Income pursuant to clause (b)(ii) below in a previous period, (ix) consulting, legal, accounting, integration, brokerage and variable commission fees, costs and expenses incurred in connection with any Permitted Acquisition, (x) consulting fees incurred in connection with a one-time strategic review of the Borrower in an aggregate amount not to exceed $1,000,000, (xi) net after-tax extraordinary losses or charges, including any such losses or charges relating to relocation costs, one-time compensation charges and the Transactions, (xii) non-recurring or unusual cash charges for such period in an aggregate amount not to exceed $1,000,000 in any fiscal year, (xiii) non-cash compensation charges, (xiv) foreign currency transaction and translation losses, and (xv) any net after-tax gains or losses (less fees, expenses or charges related thereto) attributable to the early extinguishment of Indebtedness pursuant to the agreement governing such Indebtedness, and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period, (ii) foreign currency transaction and translation gains, and (iii) to the extent included in determining such Consolidated Net Income, any unusual and extraordinary gains, and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP. For purposes of determining the First Lien Debt Ratio, the Interest Coverage Ratio and the Total Leverage Ratio as of or for the periods ended on September 30, 2007 and December 31, 2007, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended December 31, 2006, $12,013,000, and (ii) for the fiscal quarter ended March 31, 2007, $7,273,000.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements. For purposes of determining the Interest Coverage Ratio for the period of four consecutive quarters ended September 30, 2007, December 31, 2007 and March 31 2008, Consolidated Interest Expense shall be deemed to be equal to (a) the Consolidated Interest Expense for the fiscal quarter ended September 30, 2007, multiplied by 4, (b) the Consolidated Interest Expense for the two consecutive fiscal quarters ended December 31, 2007, multiplied by 2 and (c) the Consolidated Interest Expense for the three consecutive fiscal quarters ended March 31, 2008, multiplied by 4/3, respectively.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings during such period as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under the Loan Documents to make any payment to or for the account of Holdings in respect thereof); provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any person in which any other person (other than the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a wholly owned Subsidiary by such person during such period, and (d) any gains or losses attributable to sales of assets (including pursuant to a Sale/Leaseback Transaction) out of the ordinary course of business.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01. For greater certainty, the payment by Revolving Credit Lenders to the Administrative Agent of amounts as contemplated by clause (ii) of the parenthetical set forth in the second sentence of Section 2.02(f) shall not constitute a Credit Event.

“Credit Facilities” shall mean the revolving credit, swingline, letter of credit and term loan facilities provided for by this Agreement.

“Cure Amount” shall have the meaning assigned to such term in Article VII.

“Cure Right” shall have the meaning assigned to such term in Article VII.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Revolving Credit Lender that has (a) defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit or Swingline Loan required to be made or funded by it hereunder, (b) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or (c) become insolvent or the assets or management of which has been taken over by any Governmental Authority.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the 91st day following the Term Loan Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the 91st day following the Term Loan Maturity Date.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” shall mean any commercial bank, insurance company, investment or mutual fund or other entity (but not any natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans as one of its businesses; provided that neither the Borrower nor any of its Affiliates shall be an Eligible Assignee.

“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), in each case, relating to pollution or protection of the environment, natural resources, human health and safety as related to exposure to Hazardous Materials, or the generation, use, treatment, storage, transport or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) requirements of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” shall mean the contribution by DLJ Merchant Banking Partners IV, L.P., its affiliated funds, certain existing investors in the Company and certain other investors reasonably acceptable to the Arranger of not less than 30.0% of the pro forma consolidated capitalization of Holdings after giving effect to the Transactions on the Closing Date in cash to Holdings as cash common equity and/or preferred equity that does not provide for any cash dividends, redemption or other cash payment at any time prior to 91 days after repayment in full in cash of the Credit Facilities.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or

(c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) prior to the effectiveness of the applicable provisions of the Pension Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on and after the effectiveness of the applicable provisions of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to, prior to the effectiveness of the applicable provisions of the Pension Act, Section 412(d) of the Code or Section 303(d) of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) on and after the effectiveness of the applicable provisions of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) prior to the effectiveness of the applicable provisions of the Pension Act, the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, on and after the effectiveness of the applicable provisions of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA, (i) any Foreign Benefit Event or (j) any other event (other than the initial adoption or assumption of a Plan) or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower (or, in the case of the fiscal year ended December 31, 2007 (except for purposes of determining changes in noncash working capital), the portion thereof commencing on the Closing

Date and ending on December 31, 2007), the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of the Borrower and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Borrower and the Subsidiaries or amounts payable pursuant to Sections 6.06(a)(iii)(y) or (iv) if applicable, with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year, (iii) Capital Expenditures made in cash in accordance with Section 6.10 during such fiscal year except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13) made in cash by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness and (v) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise or other similar taxes imposed on (or measured by) its income by (i) the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) by reason of a present or former connection between the recipient and the jurisdiction of the Borrower (other than such connection arising solely from such recipient having executed, delivered, or performed its obligations under, or enforced, this Agreement or any other Loan Documents), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a), and (d) backup withholding taxes imposed on amounts payable to a recipient at the time such Lender becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.20(e) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such backup withholding tax pursuant to Section 2.20(a).

“Existing Credit Agreement” shall mean that certain Credit Agreement dated as of September 29, 2005 among the Company, Webster Bank, National Association, as Administrative Agent and L/C Issuer, Newstar Financial, Inc., as Syndication Agent, The

Governor and Company of the Bank of Ireland and National City Bank, as Co-Documentation Agents and the Lenders party thereto, as amended.

“Existing Debt” shall mean the indebtedness of the Company under the Existing Credit Agreement.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated April 21, 2007, among the Borrower, Holdings, the Arranger and the Administrative Agent.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“First Lien Debt Ratio” shall mean, on any date, the ratio of the Indebtedness represented by the Obligations (net of unrestricted cash and cash equivalents of the Borrower and the Subsidiaries (in each case in the amount determined by GAAP)) on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date. In any period of four consecutive fiscal quarters in which a Permitted Acquisition or Significant Asset Sale occurs, the First Lien Debt Ratio shall be determined on a pro forma basis in accordance with Section 1.03.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan or (d) the incurrence of any liability in excess of $5,000,000 by Holdings, the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any benefit plan that covers employees of the Borrower or any Subsidiaries who are employed outside of the United States and that is subject to any statutory funding requirement permitting any Governmental Authority to accelerate the obligation of the Borrower or any Subsidiaries to fund all or a portion of the unfunded accrued benefit liabilities under such plan.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the First Lien Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, Holdings, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, radon gas, asbestos, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Inactive Subsidiary” shall mean any Subsidiary that (a) does not conduct any business operations, (b) has assets with a book value not in excess of $250,000 and (c) does not have any Indebtedness outstanding.

“Incremental Revolving Facility Amount” shall mean, at any time, the excess, if any, of (a) $25,000,000 over (b) the sum of (i) the aggregate increase in the Revolving Commitments established prior to such time pursuant to Section 2.25 and (ii) the aggregate amount of all Incremental Term Commitments established prior to such time pursuant to Section 2.24.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean, at any time, the excess, if any, of (a) $25,000,000 over (b) the sum of (i) the aggregate amount of all Incremental Term Commitments established prior to such time pursuant to Section 2.24 and (ii) the aggregate increase in Revolving Commitments established prior to such time pursuant to Section 2.25.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.24 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind (excluding customer advances or deposits received in the ordinary course of business), (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such person, (i) all obligations of such person as an account party in respect of letters of credit and (j) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, to the extent such person is liable therefor as a result of such person’s ownership interest in, or other relationship with, such other person, except to the extent the terms of such Indebtedness expressly provide that such person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include indemnification, adjustment of purchase price, earn out, contingent purchase obligations, hold back or other similar obligations, in each case, incurred or assumed in connection with an acquisition or disposition permitted hereunder of any business, assets or a Subsidiary, except to the extent not paid when due (unless the same are being contested in good faith). The amount of Indebtedness for which recourse is limited to either a specific amount or to identified assets shall be equal to the lesser of such specified amount or the fair market value of such asset, as the case may be.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the date hereof, among the Borrower, the Subsidiaries party thereto, the Collateral Agent and Second Lien Collateral Agent (as defined therein).

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan including any Swingline Loan), the last Business Day of each March, June, September and December, commencing September 28, 2007 and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1,2,3 or 6 months thereafter, as the Borrower may elect (provided that for a Borrowing on the Closing Date, the Borrower may only elect a 1 month Interest Period); provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” shall mean, as the context may require, (a) Credit Suisse, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and

Acceptance or an Incremental Term Loan Assumption Agreement. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.23.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, each Incremental Term Loan Assumption Agreement and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, financial condition or operating results of the Borrower and the Subsidiaries, taken as a whole or (b) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $7,500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” shall mean, at any time, any Subsidiary that at such time shall have assets in excess of $10,000,000 or shall have $10,000,000 in revenues in the most recently ended fiscal year.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of April 21, 2007, among the Borrower, the Company and Parent.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.02(g) or pursuant to Section 5.11, each substantially in the form of Exhibit E.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by the asset sold in such Asset Sale and that is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 365 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 365-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness or any Specified Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of or otherwise with respect to, any Loan Document.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Parent” shall mean STR Holdings Inc. and its successors and assigns.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” shall mean the Pension Protection Act of 2006, as amended from time to time.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, any participating member state of the EMU (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such participating member state of the EMU), in each case with a rating equal to or higher than Baa3 by Moody’s and BBB- by S&P (or the equivalent rating and rating agency applicable for such member state) and maturing within one year from the date of acquisition thereof;

(c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances, time deposits and eurodollar time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or any foreign commercial bank organized under the laws of a participating member state of the EMU that has a combined capital and surplus and undivided profits of not less than $500,000,000 in the case of U.S. banks (or the dollar equivalent as of the date of determination in the case of non-U.S. banks);

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above;

(f) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above;

(g) investments in so-called “auction rate” securities rated AAA or higher by S&P or Aaa or higher by Moody’s and which have a reset date not more than 90 days from the date of acquisition thereof; and

(h) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing and denominated in dollars or foreign currencies.

“Permitted Investors” shall mean DLJ Merchant Banking Partners IV, L.P. and its affiliated funds.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s

Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.

“Qualified Public Offering” shall mean the initial underwritten public offering of common Equity Interests of Holdings or the Borrower pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in at least $50,000,000 of Net Cash Proceeds to Holdings.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning assigned to such term in Section 2.11. Unless the context otherwise requires, the term “Repayment Date” shall also include each Incremental Term Loan Repayment Date.

“Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Loans, L/C Exposure, Swingline Exposure and unused

Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Required Prepayment Percentage” shall mean in the case of any Excess Cash Flow, 50% or, if on the date of the applicable prepayment (and after giving effect thereto, in whole or in part), the Total Leverage Ratio is less than 5.25 to 1.00 but greater than or equal to 4.50 to 1.00, 25%, or, if on the date of the applicable prepayment, the Total Leverage Ratio is less than 4.50 to 1.00, 0%.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Holdings, the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property (other than Qualified Capital Stock)) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Capital Stock)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary. For greater certainty, the payment of fees pursuant to the Advisory Services and Monitoring Agreements shall not constitute a Restricted Payment under Section 6.06(a).

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Swingline Loans and Letters of Credit as provided for herein) as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.25 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of Revolving Commitments on the Closing Date is $20,000,000.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean June 15, 2012.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01.

“Sale/Leaseback Transaction” means an arrangement, directly or indirectly, with any person relating to property, real or personal or mixed, used or useful in the business of the Borrower or any Subsidiary, whether now owned or acquired after the Closing Date, whereby the Borrower or any Subsidiary sells or transfers such property to a person and thereafter rents or leases such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Second Lien Term Loan Agreement” shall mean the Second Lien Credit Agreement dated as of the date hereof among the Borrower, Holdings, Credit Suisse, as administrative agent and as collateral agent, and the lenders from time to time party thereto.

“Second Lien Term Loan Documents” shall mean the Second Lien Term Loan Agreement and all other instruments, agreements and other documents evidencing or governing the Second Lien Term Loan or providing for any Guarantee or other right in respect thereof.

“Second Lien Term Loan” shall mean the $75,000,000 Senior Secured Second Lien Term Loan contemplated by the Second Lien Term Loan Agreement.

“Second Priority Liens” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.11.

“Significant Asset Sale” shall mean the sale, transfer, lease or other disposition by Holdings or any Subsidiary to any person other than the Borrower or a Subsidiary Guarantor of all or substantially all of the assets of, or a majority of the Equity Interests in, a person, or a division or line of business or other business unit of a person.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Spanish Subsidized Loans” shall mean government-subsidized loans in advance made as part of an official program of the Ministry of Economic Development of Spain (the “Spanish Ministry”), representing funds pledged to STR España as incentive for economic development in the country of Spain and/or the region of Asturias, Spain, the interest and principal of which are relieved by the Spanish Ministry upon completion of

STR España’s approved development program (capital investment, job creation, employee training, etc).

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Equity Issuance” shall mean any public issuance or sale by Holdings, the Borrower or any of their respective subsidiaries of any Equity Interests of Holdings, the Borrower or any such subsidiary, as applicable, other than public offerings with respect to Holding’s, the Borrower’s or any of their respective subsidiaries’ Equity Interests registered on Form S-4 or Form S-8.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“STR España” shall mean Specialized Technology Resources España S.A., a stock corporation formed under the laws of Spain and wholly owned by the Borrower.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Credit Suisse, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Holdings, the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings, the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans or Incremental Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan. Unless the context shall otherwise require, the term “Term Lenders” shall also include the Incremental Term Lenders.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. Unless the context shall otherwise require the term “Term Loan Commitments” shall include the Incremental Term Commitments.

“Term Loan Maturity Date” shall mean June 15, 2014.

“Term Loan Repayment Dates” shall mean the Repayment Dates and the Incremental Term Loan Repayment Dates.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to clause (a) of Section 2.01. Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans.

“Total Debt” shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time (excluding Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder).

“Total Leverage Ratio” shall mean, on any date, the ratio of Total Debt (net of unrestricted cash and cash equivalents of the Borrower and the Subsidiaries (in each case in the amount determined by GAAP)) on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date. In any period of four consecutive fiscal quarters in which a Permitted Acquisition or Significant Asset Sale occurs, the Total Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.03.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $20,000,000.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by Parent, the Company and the Borrower of the Merger Agreement and the consummation of the transactions contemplated thereby, (b) the execution, delivery and performance by Holdings, the Borrower and the Subsidiaries party thereto of the Second Lien Term Loan Documents and the incurrence of the Second Lien Term Loan, (c) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (d) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Agreement and (e) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03. Pro Forma Calculations. With respect to any period of four consecutive fiscal quarters during which any Permitted Acquisition or Significant Asset Sale occurs (and for purposes of determining whether an acquisition is a Permitted Acquisition under Section 6.04(g) or would result in a Default or an Event of Default), the First Lien Debt Leverage Ratio, the Total Leverage Ratio shall be calculated with respect to such period on a pro forma basis after giving effect to such Permitted Acquisition or Significant Asset Sale (including, without duplication, (a) all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (b) pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable, are expected to have a continuing impact and have been realized or are reasonably expected to be realized within 12 months following such Permitted Acquisition; provided that all such adjustments shall be set forth in a reasonably detailed certificate of a Financial Officer of the Borrower), using, for purposes of making such calculations, the historical financial statements of the Borrower and the Subsidiaries which shall be reformulated as if such Permitted Acquisition or Significant Asset Sale, and any other Permitted Acquisitions and Significant Asset Sales that have been consummated during the period, had been consummated on the first day of such period.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (i) to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment, and (ii) to make Revolving Loans to the Borrower, at any time and from time to time on or after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; provided that the aggregate principal amount of Revolving Loans made on the Closing Date shall not exceed $1,000,000. Within the limits set forth in clause (ii) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b)           Each Lender having an Incremental Term Loan Commitment, severally and not jointly, hereby agrees, on the terms and subject to the conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement and relying upon the representations and warranties set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $500,000 (except, with respect to any Incremental Term Borrowing, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.

(b)           Subject to Sections 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)           Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f)            If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing, an Incremental Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date. The Borrower hereby promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Credit Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)           Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year, commencing September 28, 2007 and on each date on which any Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 0.50% per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b)           The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c)           The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year, commencing September 28, 2007 and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to the Issuing Bank with respect to each Letter of Credit the standard fronting, issuance and drawing fees specified from time to time by the Issuing Bank (the “Issuing Bank Fees”).

All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d)           All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b)           Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c)           Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, or under any other Loan Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, all overdue amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Term Loan Assumption Agreement) shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments and the Swingline Commitment shall automatically terminate on the Revolving Credit Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date 30 days prior to the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on June 30, 2007, or such earlier date on which the Merger Agreement terminates, if the initial Credit Event shall not have occurred by such time.

(b)           Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments, the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000, (ii) each partial reduction of the Swingline Commitment shall be in an integral multiple of $1,000,000 and in a minimum amount of $1,000,000 and (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(c)           Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no LIBOR Borrowing may have an Interest Period in excess of one month;

(ii) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(vi) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

(ix) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11. Repayment of Term Borrowings. (a) (i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the last Business Day of each March, June, September and December, commencing September 28, 2007 (each such date being called a “Repayment Date”), a principal amount of the Term Loans other than Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, and 2.13(f) and 2.24(d)) equal to 0.25% of the principal amount of the Term Loans, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii) The Borrower shall pay to the Administrative Agent, for the account of the Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(f)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) In the event and on each occasion that the Term Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

(c)   To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the Term Loan Maturity Date and the Incremental Term Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d)   All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12. Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.

(b)   Optional prepayments of Term Loans shall be allocated among the Term Loans and the Other Term Loans, if any, as determined by the Borrower and shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11 as instructed by the Borrower in the notice set forth in Section 2.12(c), provided that if such notice omits such instructions, optional prepayments of Term Loans shall be applied pro rata against such remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11.

(c)   Each notice of prepayment shall specify the prepayment date, the principal amount of each Borrowing (or portion thereof) to be prepaid and instructions with respect to the application under Section 2.12(b) of any prepayments of Term Loans, shall be irrevocable (unless such notice is expressly conditioned upon a refinancing of the Credit Facilities, in which case such notice may be rescinded if such refinancing shall not be consummated or shall otherwise be delayed) and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit

Exposure would exceed the Total Revolving Credit Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and, after the Revolving Credit Borrowings and Swingline Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

(b)   Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(g).

(c)   In the event and on each occasion that an Specified Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the occurrence of such Specified Equity Issuance, apply 50% of the Net Cash Proceeds therefrom to prepay outstanding Term Loans in accordance with Section 2.13(g).

(d)   No later than the later of (i) 120 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2007, and (ii) the 10th day subsequent to the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(g) in an aggregate principal amount equal to the Required Prepayment Percentage of Excess Cash Flow for the fiscal year then ended.

(e)   In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance or renewal of Indebtedness permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(g).

(f)   Notwithstanding the foregoing, any Term Lender may elect, by written notice to the Administrative Agent at the time and in the manner specified by the Administrative Agent, to decline all (but not less than all) of its pro rata share of such mandatory prepayment of its Term Loans pursuant to this Section 2.13 (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to the Term Lenders not so declining such prepayment (with such Term Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such Term Lenders elect to decline their pro rata shares of such Declined Proceeds, such remaining Declined Proceeds shall be applied in accordance with the mandatory prepayment provisions of the Second Lien Term Loan Agreement, and any portion remaining thereafter may be retained by the Borrower.

(g)   Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata between the Term Loans and the Other Term Loans and applied first against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11(a)(i) in the direct order of repayment for the next six Repayment Dates after such prepayment and thereafter pro rata against the remaining scheduled installments of principal due in respect of the Term Loans and the Other Term Loans under Sections 2.11 (a)(i) and (ii), respectively; provided, however, that, if at the time of any prepayment pursuant to this Section 2.13 there shall be Term Borrowings of different Types or Eurodollar Term Borrowings with different Interest Periods, and if some but not all Term Lenders shall have accepted such mandatory prepayment, then the aggregate amount of such mandatory prepayment shall be allocated ratably to each outstanding Term Borrowing of the accepting Term Lenders. If no Term Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.13(f), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

(h)   Notwithstanding anything in this Section 2.13, at such time as no Term Loans or Other Term Loans are outstanding, if Revolving Loans or Letters of Credit are outstanding at such time, all amounts required to be prepaid pursuant to Sections 2.13(b), (c), (d) and (e) shall be applied mutatis mutandis: first, ratably to prepay outstanding Revolving Loans and Swingline Loans, second, at such time as no Revolving Loans are outstanding, to cash collateralize any outstanding Letters of Credit and third, as may be required pursuant to the mandatory prepayment provisions of the Second Lien Term Loan Agreement.

(i)   The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid (or the cash collateralization of a Letter of Credit) and the principal amount of each Loan (or portion thereof) to be prepaid (or Letter of Credit to be cash collateralized). All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assess of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such

Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)   If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)   A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.

(d)   Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.14 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)   For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar, Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender, including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and as required under Section 2.13(f), 2.13(h) or 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)   Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan

Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)   The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest or other expenses payable by reason of the deliberate action or inaction of the Administrative Agent, such Lender or the Issuing Bank, as the case may be), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Administrative Agent as will enable the

Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:

(i) duly completed original signed copies of Internal Revenue Service (“IRS”) Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed original signed copies of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed original signed copies of IRS Form W-BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

(f)   Any Lender that is a “United States person”, as defined in Section 7701(a)(30) of the Code, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) duly completed original signed copies of IRS Form W-9, or any successor form, in order to comply with U.S. backup withholding requirements.

(g)   If the Administrative Agent, any Lender or the Issuing Bank receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall promptly notify the Borrower of such refund and shall, within 30 days after receipt of such refund, pay to the Borrower an amount equal to such refund, net of all out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be; provided, however, that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, as applicable, agrees to repay the amount paid over to the Borrower to the Administrative Agent, such Lender or the Issuing Bank, as applicable, in the event of the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other person.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Document (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consents shall not unreasonably be withheld or delayed, and (z) the Borrower or such Eligible Assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b)   If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Borrower at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $10,000,000 in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan shall be in an aggregate principal amount that is an integral multiple of $100,000 and not less than $500,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

(b)   Swingline Loans. The Borrower shall notify the Swingline Lender by fax, or by telephone (promptly confirmed by fax), not later than 12:00 (noon), New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of the Borrower to which the proceeds of the

Swingline Loan should be disbursed. The Swingline Lender shall make each Swingline Loan by wire transfer to the account specified in such request.

(c)   Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or fax notice (or telephone notice promptly confirmed by written, or fax notice) to the Swingline Lender before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in Section 9.01.

(d)   Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).

(e)   Participations. The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower (or other person liable for obligations of the Borrower) of any default in the payment thereof.

SECTION 2.23.  Letters of Credit.  (a) General.  The Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of its wholly owned Subsidiaries (in which case the Borrower and such wholly owned Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect in accordance with Section 2.09(a). This Section 2.23 shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(b)   Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $15,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c)   Expiration Date.  Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d)   Participations.  By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)   Reimbursement.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Borrower shall have received such notice later than 10:00 a.m, New York City time, on any Business Day, not later than 10:00 a.m., New York City time, on the immediately following Business Day; provided that if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, the Borrower may elect to have such reimbursement amount treated as an ABR Revolving Loan under Section 2.02(f).

(f)   Obligations Absolute.  The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the Issuing Bank may accent documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or wilful misconduct of the Issuing Bank.

(g)   Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h)   Interim Interest.  If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i)   Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank, shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j)   Cash Collateralization.  If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an interest-bearing account (which shall bear interest at the Federal Funds Effective Rate) with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)   Additional Issuing Banks.  The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

SECTION 2.24.  Incremental Term Loans.  (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an aggregate amount not to exceed the Incremental Term Loan Amount from one or more Incremental Term Lenders, which may include any existing Lender; provided that each Incremental Term Lender, if not already a Lender hereunder, shall be subject to the prior approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b)   The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender. Each Incremental Term Loan Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date, (ii) the average life to maturity of the Other Term Loans shall be no shorter than the average life to maturity of the Term Loans and (iii) if the initial yield on such Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Other Term Loans and (y) if such Other Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings, the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Applicable Percentage then in effect for Eurodollar Term Loans, then the Applicable Percentage then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each

Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption, Agreement this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and the Incremental Term Loans evidenced thereby.

(c)   Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.24 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b), (c) and (d) of Section 4.01 shall be satisfied (treating the effectiveness of the Incremental Commitment as a “Credit Event” for such purposes) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, and (ii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02.

(d)   Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Term Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Term Borrowing on a pro rata basis. Any conversion of Eurodollar Term Loans to ABR Term Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

SECTION 2.25.  Increase in Revolving Commitments.  (a) The Borrower may, by written notice to the Administrative Agent from time to time, request that the total Revolving Commitment be increased by an aggregate amount not to exceed the Incremental Revolving Facility Amount at such time. Upon the receipt of such request by the Administrative Agent, the Administrative Agent shall deliver a copy thereof to each Revolving Lender. Such notice shall set forth the amount of the requested increase (which shall be in minimum increments of $500,000 and a minimum amount of $2,500,000 or equal to the remaining Incremental Revolving Facility Amount) and the date on which such increase is requested to become effective (which shall be not less than 10 Business Days nor more than 60 days after the date of such notice and which, in any event, must be prior to the Revolving Credit Maturity Date), and shall offer each

Revolving Lender the opportunity to increase its Revolving Commitment by its Pro Rata Percentage of the proposed increased amount. Each Revolving Lender shall, by notice to the Borrower and the Administrative Agent given not more than 10 days after the date of the Administrative Agent’s notice, either agree to increase its Revolving Commitment by all or a portion of the offered amount (each Revolving Lender so agreeing being an “Increasing Revolving Lender”) or decline to increase its Revolving Commitment (and any Revolving Lender that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Revolving Commitment) (each Revolving Lender so declining or being deemed to have declined being a Non-Increasing Revolving Lender”). In the event that, on the 10th day after the Administrative Agent shall have delivered a notice pursuant to the second sentence of this paragraph, the Increasing Revolving Lenders shall have agreed pursuant to the preceding sentence to increase their Revolving Commitments by an aggregate amount less than the increase requested by the Borrower, such Borrower may arrange for one or more banks or other entities (any such bank or other entity being called an “Augmenting Revolving Lender”), which may include any Lender, to extend Revolving Commitments or increase their existing Revolving Commitments in an aggregate amount equal to the unsubscribed amount; provided, however, that each Augmenting Revolving Lender shall be subject to the prior written approval of the Administrative Agent, the Swingline Lender and the Issuing Bank (which approvals shall not be unreasonably withheld or delayed), and the Borrower and each Augmenting Revolving Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Revolving Commitment and/or its status as a Revolving Lender hereunder, Any such increase may be made in an amount that is less than the increase requested by the Borrower if such Borrower is unable to arrange for, or chooses not to arrange for, Augmenting Revolving Lenders.

(b)   Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that after giving effect to any increase pursuant to this Section 2.25, the outstanding Revolving Loans (if any) are held by the Revolving Lenders in accordance with their new Pro Rata Percentages. This may be accomplished at the discretion of the Administrative Agent, following consultation with the Borrower, (i) by requiring the outstanding Revolving Loans to be prepaid with the proceeds of a new Revolving Borrowing, (ii) by causing Non-Increasing Revolving Lenders to assign portions of their outstanding Revolving Loans to Increasing Revolving Lenders and/or Augmenting Revolving Lenders, or (iii) by any combination of the foregoing. Any prepayment or assignment described in this paragraph (b) shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

(c)   Notwithstanding the foregoing, no increase in the Revolving Commitments shall become effective under this Section 2.25 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b), (c) and (d) of Section 4.01 shall be satisfied (treating the effectiveness of the increase in the Revolving Commitments as a “Credit Event” for such purposes) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, and (ii) if requested, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01.  Organization; Powers.  Holdings, the Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and, to the extent such concept is applicable in such jurisdiction, is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02.  Authorization.  The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation in a manner that could reasonably be expected to result in a Material Adverse Effect, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any Subsidiary, (B) any order of any Governmental Authority in a manner that could reasonably be expected to result in a Material Adverse Effect, or (C) any provision of any indenture, agreement or other instrument to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound in a manner that could reasonably be expected to result in a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument in a manner that could reasonably be expected to result in a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents or any Second Priority Lien).

SECTION 3.03.  Enforceability.  This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

SECTION 3.04.  Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages, (c) such as have been made or obtained and are in full force and effect and (d) those that, if not obtained or made, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.05.  Financial Statements.  (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholder’s equity and cash flows; (i) as of and for the fiscal years ended December 31, 2004, 2005 and 2006, audited by and accompanied by the opinion of UHY LLP, independent public accountants, (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2007, certified by a Financial Officer, and (iii) as of and for each fiscal month ended after March 31, 2007 and at least 30 days before the Closing Date, certified by a Financial Officer. Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments, the absence of footnotes and an exception for the calculation of taxes and tax accruals.

(b)   The Borrower has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income, as of March 31, 2007, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

SECTION 3.06.  No Material Adverse Change.  No event, change or condition has occurred that has had, or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, financial condition or operating results of Holdings, the Borrower and the Subsidiaries, taken as a whole, since December 31, 2006.

SECTION 3.07.  Title to Properties; Possession Under Leases.  (a) Each of Holdings the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b)   Except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, (i) each of Holdings, the Borrower and the Subsidiaries has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect and (ii) each of Holdings, the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

(c)   As of the Closing Date, neither Holdings nor the Borrower has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d)   As of the Closing Date, none of Holdings, the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.08.  Subsidiaries.  Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings or the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents or any Second Priority Lien).

SECTION 3.09.  Litigation; Compliance with Laws.  (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)   Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c)   None of Holdings, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(d)   Certificates of occupancy and permits are in effect for each Mortgaged Property as currently constructed, and true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent as mortgagee with respect to each Mortgaged Property.

SECTION 3.10.  Agreements.  (a) None of Holdings, the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)    None of Holdings, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Federal Reserve Regulations.  (a) None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)   No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12.  Investment Company Act.  None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13.  Use of Proceeds.  The Borrower will (a) use the proceeds of the Loans (other than any Incremental Term Loans) and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement and (b) use the proceeds of Incremental Term Loans only for the purposes specified in the applicable Incremental Term Loan Assumption Agreement.

SECTION 3.14.  Tax Returns.  Each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all Federal, and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16. Employee Benefit Plans. (a) Each of the Borrower and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, alone or when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The fair market value of all the assets under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) was not, as of the last annual valuation date applicable thereto, less than 80% of the present value of all benefit liabilities under such Plan, and the fair market value of all assets of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) was not, as of the last annual valuation dates applicable thereto, less than 80% of the present value of all benefit liabilities of such underfunded Plans.

(b)   Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of Holdings, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject Holdings, the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained, except as could not reasonably be expected to have a Material Adverse Effect. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the fair market value of the assets of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) was not, as of the last annual valuation date applicable thereto, less than 80% of the present value of all the aggregate accumulated benefit liabilities of such Foreign Pension Plans.

SECTION 3.17. Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b)   Since the date of this Agreement, there has been no change in the status of any matters disclosed on Schedule 3.17 or any new matters that, individually or in the aggregate, have resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice for each applicable jurisdiction.

SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Lien created under Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

(b)   Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c)   The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.20. Location of Real Property and Leased Premises. (a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).

(b)   Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b).

SECTION 3.21. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except to the extent that the same could not reasonably be expected to result in a Material Adverse Effect, the hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.23. Transaction Documents. Holdings and the Borrower have delivered to the Administrative Agent a complete and correct copy of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). Neither Holdings, the Borrower nor any Loan Party or, to the knowledge of Holdings or the Borrower, any other person party thereto is in default in the performance or compliance with any material provisions thereof.

SECTION 3.24. Sanctioned Persons. None of Holdings, the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing), including each Borrowing of a Swingline Loan and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a)   The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

(b)   Except with respect to the Credit Event to occur on the Closing Date, the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)   At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(d)   Except with respect to the Credit Event to occur on the Closing Date, the Administrative Agent shall have received a certificate of a Financial Officer of the Borrower to the effect that, on the date of such Credit Event and after giving pro forma effect thereto and to the use of the proceeds thereof, the Borrower would be in pro forma compliance with the covenants set forth in Sections 6.11, 6.12 and 6.13.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.01 (or, with respect to the Credit Event to occur on the Closing Date, as to the matters specified in Section 4.02(n)).

SECTION 4.02. First Credit Event. On the Closing Date:

(a)   The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a written opinion of (i) Weil, Gotshal & Manges LLP, counsel for Holdings and the Borrower, substantially to the effect set forth in Exhibit F-1 and (ii) Murtha Cullina LLP, substantially to the effect set forth in Exhibit F-2, in each case (A) dated the Closing Date, (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings and the Borrower hereby request such counsel to deliver such opinions.

(b)   The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or other similar formation document), including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or equivalent) of the state of its organization, and a certificate of legal existence and, if available in such jurisdiction, a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or equivalent) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions (or equivalent) duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of legal existence or good standing (or equivalent) or state certified copies of such documents furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(c)   The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraph (n) of this Section 4.02 as of the Closing Date.

(d)   The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(e)   The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have been granted a security interest in the Collateral of the type and priority described in each Security Document.

(f)   The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of Holdings and the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in which the chief executive office of each such person is located and in the other jurisdictions in which such persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(g)   Except as otherwise specifically contemplated hereunder or by the Security Documents, (i) each of the Security Documents, in form and substance satisfactory to the Lenders, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02 or Liens which shall be paid from the proceeds of the First Credit Event and for which the Borrower has received a commitment from the holder thereof to release the same upon payoff from the proceeds of the First Credit Event and (iii) each of such Security Documents shall be in proper form for filing and recording in the recording office as specified on Schedule 3.19(c); provided that to the extent a perfected security interest in any assets of a type that cannot be perfected by the filing of a UCC financing statement or the delivery of stock certificates is not able to be provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the providing of a perfected security interest in such assets shall not constitute a condition precedent to the first Credit Event but such requirement to create a perfected security interest in such assets shall be satisfied after the Closing Date pursuant to Section 5.13

(h)   The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

(i)   The Acquisition and the other Transactions shall be consummated substantially simultaneously with the initial funding of Loans on the Closing Date in accordance with applicable law and on the terms in this Agreement and in the Merger Agreement (without any amendment, modification or waiver thereof that is materially adverse to the Lenders (as reasonably determined by the Administrative Agent) without the prior written consent of the Administrative Agent). The Administrative Agent shall have received copies of the Merger Agreement and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and correct.

(j)   The Equity Contribution shall have been made and the Administrative Agent shall be satisfied with the capitalization and structure of Holdings and the Borrower.

(k)   All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Debt shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, (b) the Second Lien Term Loan, (c) Indebtedness set forth on Schedule 6.01 and (d) other Indebtedness in an outstanding principal amount not to exceed $100,000 in the aggregate.

(l)   The Administrative Agent shall have received a certificate from the chief financial officer of Holdings certifying that Holdings and its subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent.

(m)   The Lenders shall have received, to the extent reasonably requested, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n)    (i) The representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.11, 3.12, 3.19 (subject to paragraph (g) above) and 3.24 shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date and (ii) the condition relating to the accuracy of the representations and warranties of the Company in the Merger Agreement as are material to the interests of the Lenders shall have been satisfied.

(o)   The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Company, certifying that not less than $10,000,000 in aggregate cash liquidity is in bank accounts in jurisdictions appropriate for carrying out the Company’s operational objectives (which, for greater certainty, shall not include financing in whole or in part any Permitted Acquisition), including planned Capital Expenditures, during the period from the Closing Date to the first anniversary of the Closing Date.

ARTICLE V

Affirmative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired (or cash collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b)   Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations or jurisdictions, including, where applicable, public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by applicable law.

(b)   Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver evidence reasonably satisfactory to the Collateral Agent of all such policies; cause each such policy to provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent, prior to the cancellation or nonrenewal of any such policy of insurance, of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent, together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c)   If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time reasonably require.

(d)   With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” or its equivalent and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all causes of loss, in no event for a combined single limit of less than $10,000,000, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.

(e)   Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of such policy or policies.

SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a)   within 120 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by UHY LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)   concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the accounting firm (in the case of paragraph (a)) or Financial Officer (in the case of paragraph (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10, 6.11, 6.12 and 6.13 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow;

(d)   within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(e)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(f)   promptly after the receipt thereof by Holdings or the Borrower or any of their respective subsidiaries, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto;

(g)   promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h)   promptly after the request by the Administrative Agent or any Lender, on and after the effectiveness of the applicable provisions of the Pension Act, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(i)   promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.04(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto at http://www.strlab.com/www/strlab/; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent if it so requests or to any Lender that so requests the Borrower to deliver such paper copies and (y) the Borrower shall notify the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents.

SECTION 5.05. Litigation and Other Notices.   Furnish to the Administrative Agent, the Issuing Bank and each Lender prompt written notice of the following:

(a)   any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)   the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)   any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e)   any change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s or in the ratings of the Credit Facilities by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Credit Facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Credit Facilities.

SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are reasonably required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)   In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer (i) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06 and (ii) to the extent applicable, certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings recordings or registrations, including all refilings, recordings and registrations, containing a description of the Article 9 Collateral (as defined in the Guarantee and Collateral Agreement) have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) of this Section 5.06(b) to the extent necessary to protect and perfect the security interest for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period). Each certificate delivered pursuant to this Section 5.06(b)(ii) shall identify in the format of Section 13 of the Perfection Certificate all Intellectual Property of any Loan Party in existence on the date thereof and not then listed on the Perfection Certificate or previously so identified to the Collateral Agent.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor; provided that as long as no Default or Event of Default shall have occurred and shall be continuing, no more than one such site inspection may be conducted in any calendar year (which shall be conducted by representatives designated by the Administrative Agent).

(b)   In the case of Holdings and the Borrower, use commercially reasonable efforts to cause the Credit Facilities to be continuously rated by S&P and Moody’s, and in the case of the Borrower, use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement (or, in the case of the Incremental Term Loans, as set forth in the applicable Incremental Term Loan Assumption Agreement), it being understood that up to $1,000,000 of Revolving Loans may be made on the Closing Date.

SECTION 5.09. Employee Benefits. (a) With respect to any Plan or Foreign Pension Plan sponsored or maintained by Borrower or any Subsidiary, comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of Holdings, the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of Holdings or the Borrower setting forth details as to such ERISA Event and the action, if any, that Holdings or the Borrower proposes to take with respect thereto.

SECTION 5.10. Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other persons occupying its properties to comply, in all respects with all Environmental Laws applicable to its operations and properties; obtain and renew all environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws, except where the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided, however, that none of Holdings, the Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. The Borrower will cause any subsequently acquired or organized Domestic Subsidiary to become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate

(it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and its Domestic Subsidiaries (including real and other properties acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including lien searches, surveys, abstracts, appraisals, legal opinions and a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid first liens, free of Liens other than those permitted under Section 6.02) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any real property (or any interest in real property) having a value in excess of $1,000,000.

SECTION 5.12. Interest Rate Protection. No later than the 90th day after the Closing Date, the Borrower shall enter into, and for a minimum of three years thereafter maintain, Hedging Agreements acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of its funded long-term Indebtedness being effectively subject to a fixed or maximum interest rate acceptable to the Administrative Agent.

SECTION 5.13. Post-Closing Items. Holdings and the Borrower shall, and shall cause each of the Subsidiaries to, take all necessary actions to satisfy the requirements set forth on Schedule 5.13 within the period specified on such schedule (or such longer period as may be consented to by the Administrative Agent).

SECTION 5.14. Funds Update. The Borrower shall, with respect to each of the first four fiscal quarters ending after the Closing Date, provide the Administrative Agent with reasonably detailed information about the uses of the $10,000,000 described in Section 4.02(o), all of which such uses to be consistent with those contemplated by Section 4.02(o).

SECTION 5.15. Purchase Price Adjustments. Holdings and the Borrower shall, take all actions reasonably necessary to ensure that all purchase price adjustments related to the Transactions payable by the sellers shall be paid to the Borrower.

ARTICLE VI

Negative Covenants

Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired (or cash collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Borrower will, nor will they cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(b) Indebtedness created hereunder and under the other Loan Documents (including, for greater certainty, any Indebtedness incurred under Section 2.24 or Section 2.25);

(c) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c);

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed $10,000,000 at any time outstanding;

(e) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of $10,000,000 at any time outstanding;

(f) Attributable Debt in respect of Sale/Leaseback Transactions; provided, however, that the aggregate principal amount of all Indebtedness then outstanding and incurred pursuant to this clause (f) does not exceed (i) $5,000,000 in respect of property owned by the Borrower or any Subsidiary on the Closing Date or (ii) $5,000,000 in respect of any property acquired by the Borrower or any Subsidiary after the Closing Date;

(g) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(h) Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;

(i) Indebtedness under the Second Lien Term Loan Agreement in an aggregate principal amount at any time outstanding not to exceed $75,000,000, and any refinancings thereof to the extent permitted by the Intercreditor Agreement;

(j) Indebtedness under the Spanish Subsidized Loans in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; and

(k) other unsecured Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $5,000,000 at any time outstanding.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Second Priority Liens;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of Holdings, the Borrower or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be;

(e) Liens for taxes not yet due or which are being contested in compliance with Section 5.03 or are immaterial in amount;

(f) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(g) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(h) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(j) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(k) Liens arising out of judgments or awards in respect of which Holdings, the Borrower or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $5,000,000 at any time outstanding;

(1) any Lien securing Indebtedness incurred by the Borrower or any Subsidiary pursuant to Section 6.01(f); provided that any such Liens attach only to the property that is the subject of, and proceeds thereof in connection with, the applicable Sale/Leaseback Transaction and shall not attach to any other property of the Borrower or any Subsidiary theretofore existing or (except for any such proceeds) which arises after the date thereof

(m) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of the Borrower or any of the Subsidiaries, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 6.01(h); and

(n) other Liens that do not, individually or in the aggregate, secure obligations (or encumber property with a fair market value) in excess of $2,500,000 at any one time.

SECTION 6.03. Sale/LeaseBack Transactions. Enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

(a) (i) investments by Holdings, the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Borrower and the Subsidiaries, (ii) additional investments by Holdings, the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiaries and (iii) investments in STR India Pvt. Ltd. in an amount not to exceed $5,000,000 in the aggregate; provided that (A) any such Equity Interests held by a Loan Party other than Equity Interests in Excluded Assets (as defined in the Guarantee and Collateral Agreement) shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to therein) and (B) the aggregate amount of investments made after the Closing Date (other than pursuant to clause (iii) above) by Loan Parties in, and loans and advances made after the Closing Date by Loan Parties to Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed $10,000,000 at any time outstanding;

(b) Permitted Investments;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party to Subsidiaries that are not Loan Parties shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement and (ii) the amount of such loans and advances made by

Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,000,000;

(f) the Borrower and the Subsidiaries may enter into Hedging Agreements that (i) are required by Section 5.12 or (ii) are not speculative in nature and are related to income derived from foreign operations of the Borrower or any Subsidiary or otherwise related to purchases from foreign suppliers;

(g) the Borrower or any Subsidiary may acquire all or substantially all the assets of a person or line of business of such person, or not less than 85% of the Equity Interests (other than directors’ qualifying shares) of a person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings, the Borrower or any Subsidiary; (ii) the Acquired Entity shall be in a similar or reasonably related or incidental line of business to those of the Borrower and the Subsidiaries as conducted during the current and most recently concluded calendar year; and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Sections 6.11, 6.12 and 6.13 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(g) occurring after such period) as if such transaction had occurred as of the first day of such period; (C) the total consideration paid in connection with such acquisition and any other acquisitions pursuant to this Section 6.04(g) (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall not in the aggregate exceed $50,000,000 and (D) the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent; (iv) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.11 and the Security Documents; and

(v) if the Acquired Entity would not constitute a wholly owned Subsidiary of the Borrower and would be required to become a Subsidiary Guarantor hereunder, each holder of an Equity Interest therein (other than the Borrower or any wholly owned Subsidiary) shall have executed and delivered to the Collateral Agent a consent and waiver in form and substance reasonably satisfactory to the Collateral Agent permitting such Acquired Entity to become a Subsidiary Guarantor hereunder and a party to the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”); and

(h) in addition to investments permitted by paragraphs (a) through (g) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (h) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $5,000,000 in the aggregate.

SECTION 6.05. Mergers,  Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (u) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (v) Holdings may merge, liquidate, reorganize or otherwise be restructured into a newly-formed Loan Party in a transaction the purpose of which is to re-organize Holdings as a corporation; provided that (1) such transaction (or series of transactions) does not result in a material increase in the Tax obligations payable in cash (on a consolidated basis) for Holdings, the Borrower, each Subsidiary of the Borrower and the holders of Equity Interests in Holdings and (2) immediately following such transaction, Holdings is in compliance with all requirements of the Guarantee and Collateral Agreement and has satisfied its obligations under Section 5.11 (including the execution of any further documents, financing statements, agreements and instruments, and the taking of all other actions, that may be reasonably requested by the Required Lenders, the Administrative Agent or the Collateral Agent), (w) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than the Borrower or a wholly owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) (x) the Borrower and the Subsidiaries may make Permitted Acquisitions and (y) any Inactive Subsidiary of the Borrower may be dissolved or liquidated.

(b) Make any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which is cash (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed (x) $10,000,000 in any fiscal year or (y) $50,000,000 in the aggregate.

SECTION 6.06. Restricted Payments; Restrictive Agreements.   (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may, or the Borrower may make distributions to Holdings so that Holdings may, repurchase its Equity Interests owned by employees of Holdings, the Borrower or the Subsidiaries or make payments to employees of Holdings, the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $2,000,000 in any fiscal year, (iii) the Borrower may make Restricted Payments to Holdings (x) in an amount not to exceed $500,000 in any fiscal year, to the extent necessary to pay general corporate and overhead expenses incurred by Holdings in the ordinary course of business and (y) if Borrower is a member of a consolidated, combined or unitary group of which Borrower is not the common parent, in an amount necessary to pay the Tax liabilities of the common parent (the “Common Parent”) of the consolidated, combined or unitary group of which Borrower is not the common parent directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries; provided, however, that (A)  the amount of such dividends shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of Federal, state and local taxes were the Borrower and the Subsidiaries to pay such taxes as members of a consolidated, combined, or unitary group of which Borrower is the common parent and (B) all Restricted Payments made to Holdings pursuant to this clause (iii) are used by Holdings to make Restricted Payments as specified in clause (iv) within 20 days of the receipt thereof and (iv) if Borrower is a member of a consolidated, combined or unitary group of which Borrower is not the common parent, then Holdings may make Restricted Payments to the Common Parent (x) in an amount not to exceed $500,000 in any fiscal year, to the extent necessary to pay general corporate and overhead expenses incurred by the Common Parent in the ordinary course of business and (y) in an amount necessary to pay the Tax liabilities of the Common Parent directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries; provided, however, that (A) the amount of such dividends shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of Federal, state and local taxes were the Borrower and the Subsidiaries to pay such taxes as members of a consolidated, combined or unitary group of which Borrower is the common parent and (B) all Restricted Payments made to the Common Parent pursuant to this clause (iv) are used by the Common Parent for the purposes specified herein within 20 days of the receipt thereof.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or any Second Lien Term Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.07. Transactions with Affiliates. Except for transactions between or among Loan Parties and transactions pursuant to the Advisory Services and Monitoring Agreements as in effect as of the Closing Date, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.08. Business of Holdings, Borrower and Subsidiaries (a) With respect to Holdings, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of the Borrower and liabilities incidental thereto, including its liabilities as a Guarantor pursuant to the Guarantee and Collateral Agreement and its Guarantees of obligations under the Second Lien Term Loan Documents.

(b) With respect to the Borrower and its Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

SECTION 6.09. Other Indebtedness and Agreements. (a) Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which the Second Lien Term Loan or any subordinated Material Indebtedness of Holdings, the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to

Holdings, the Borrower, any of the Subsidiaries or the Lenders; provided that the Second Lien Term Loan Documents may be amended in accordance with the Intercreditor Agreement, or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

(b) (i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes any Indebtedness (other than the Loans), other than in respect of Indebtedness under the Second Lien Term Loan Agreement, with Declined Proceeds applied in accordance with the mandatory prepayment provisions of the Second Lien Term Loan Agreement as contemplated by Section 2.13(h), or in the case of Declined Proceeds that are retained by the Borrower after having been declined by (x) the Lenders pursuant to Section 2.13(f) and (y) the lenders under the Second Lien Term Loan Agreement pursuant to the mandatory prepayment provisions thereof, with such Declined Proceeds in accordance with the voluntary prepayment provisions of the Second Lien Term Loan Agreement, or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities (other than the Second Lien Term Loans).

SECTION 6.10. Capital Expenditures. (a) Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Period	Amount
Closing Date - December 31, 2007	$15,000,000
January 1, 2008 - December 31, 2008	$10,000,000
January 1, 2009 - December 31, 2009	$12,000,000
January 1, 2010 - December 31, 2010	$14,000,000
January 1, 2011 - December 31, 2011	$15,000,000
January 1, 2012 - December 31, 2012	$16,000,000
January 1, 2013 - December 31, 2013	$17,000,000
January 1, 2014 - Term Loan Maturity	$18,000,000
Date

If, in any fiscal year, the Consolidated EBITDA exceeds the Baseline EBITDA for such fiscal year, the amount of permitted Capital Expenditures set forth above in respect of such fiscal year shall be increased (but not decreased) by 40% of the excess of (i) the Consolidated EBITDA for such fiscal year over (ii) the Baseline EBITDA for such fiscal year.

Any unused amount of Capital Expenditures permitted to be made during each fiscal year may be carried forward to, and made, at any time during the next succeeding two fiscal years; provided that, for purposes of this sentence, Capital Expenditures made in any fiscal year shall be deemed to use the amount permitted to be made during such fiscal year set forth above before using the amount carried forward to such fiscal year.

(b) Notwithstanding subsection (a) above, the Borrower and its Subsidiaries may make Capital Expenditures with the Net Cash Proceeds of (A) Specified Equity Issuances by Holdings, the Borrower or any of their respective subsidiaries permitted hereunder or (B) any Asset Sale, or any sale of used, worn out or surplus equipment, in each case to the extent such Net Cash Proceeds are not required to be applied to prepay Loans, or cash collateralize, Letters of Credit, hereunder or prepay loans under the Second Lien Term Loan Agreement.

SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on a date or during any period set forth below to be less than the ratio set forth opposite such date or period below:

Date or Period	Ratio
September 30, 2007	1.35 to 1.00

December 31, 2007	1.35 to 1.00

March 31, 2008	1.35 to 1.00

June 30, 2008	1.35 to 1.00

September 30, 2008	1.40 to 1.00

December 31, 2008	1.50 to 1.00

March 31, 2009	1.65 to 1.00

June 30, 2009	1.65 to 1.00

September 30, 2009	1.65 to 1.00

December 31, 2009	1.65 to 1.00

March 31, 2010	1.80 to 1.00

June 30, 2010	1.80 to 1.00

September 30, 2010	1.80 to 1.00

December 31, 2010	1.80 to 1.00

March 31, 2011	2.00 to 1.00

June 30, 2011	2.00 to 1.00

September 30, 2011	2.00 to 1.00

December 31, 2011	2.00 to 1.00

March 31, 2012	2.00 to 1.00

SECTION 6.12. First Lien Debt Ratio.  Permit the First Lien Debt Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on any date or during any period set forth below to be greater than the ratio set forth opposite such date or period below:

Date or Period	Ratio
September 30, 2007	5.65 to 1.00

December 31, 2007	5.65 to 1.00

March 31, 2008	5.65 to 1.00

June 30, 2008	5.65 to 1.00

September 30, 2008	5.25 to 1.00

December 31, 2008	5.00 to 1.00

March 31, 2009	4.25 to 1.00

June 30, 2009	4.25 to 1.00

September 30, 2009	4.25 to 1.00

December 31, 2009	4.25 to 1.00

March 31, 2010	4.00 to 1.00

June 30, 2010	4.00 to 1.00

September 30, 2010	4.00 to 1.00

December 31, 2010	4.00 to 1.00

March 31, 2011	3.00 to 1.00

June 30, 2011	3.00 to 1.00

September 30, 2011	3.00 to 1.00

December 31, 2011	3.00 to 1.00

March 31, 2012	3 00 to 1.00

SECTION 6.13. Maximum Total Leverage Ratio. Permit the Total Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
September 30, 2007	7.75 to 1.00

December 31, 2007	7.75 to 1.00

March 31, 2008	7.75 to 1.00

June 30, 2008	7.75 to 1.00

September 30, 2008	7.50 to 1.00

December 31, 2008	7.00 to 1.00

March 31, 2009	6.25 to 1.00

June 30, 2009	6.25 to 1.00

September 30, 2009	6.25 to 1.00

December 31, 2009	6.25 to 1.00

March 31, 2010	6.00 to 1.00

June 30, 2010	6.00 to 1.00

September 30, 2010	6.00 to 1.00

December 31, 2010	6.00 to 1.00

March 31, 2011	5.00 to 1.00

June 30, 2011	5.00 to 1.00

September 30, 2011	5.00 to 1.00

December 31, 2011	5.00 to 1.00

March 31, 2012	5.00 to 1.00

SECTION 6.14. Fiscal Year.    With respect to Holdings and the Borrower, change their fiscal year-end to a date other than December 31.

SECTION 6.15. Certain Equity Securities.   Issue any Equity Interest that is not Qualified Capital Stock.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.05(d) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) (i) Holdings, the Borrower or any Subsidiary shall fail to pay any principal, interest or other amount due in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any grace periods applicable thereto or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that results in the termination or permits any counterparty to terminate any Hedging Agreement the obligations under which constitute Material Indebtedness; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or to mandatory prepayments of Second Lien Term Loans with Declined Proceeds as contemplated by Section 2.13(f);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Material Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Material Subsidiary), or of a substantial part of the property or assets of Holdings, the Borrower or a

Material Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Material Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Material Subsidiary) or for a substantial part of the property or assets of Holdings, the Borrower or a Material Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Material Subsidiary) or (iii) the winding-up or liquidation of Holdings, the Borrower or any Material Subsidiary (or any group of Subsidiaries that, when taken together, would constitute a Material Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $5,000,000 or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in actual liability to Holdings, the Borrower or any Subsidiary (or any combination thereof), including directly or indirectly through their ERISA Affiliates, in an aggregate amount exceeding $5,000,000;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(1) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy;

(m) the Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder unless the same results directly from the action or inaction of the Collateral Agent; or

(n) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Notwithstanding anything to the contrary contained in the foregoing provisions of this Article VII, in the event that the Borrower fails to comply with Section 6.11, 6.12 or 6.13, until the expiration of the 10th day subsequent to the date the certificate calculating such compliance is required to be delivered pursuant to Section 5.04(c), the Borrower shall have the right to issue common equity for cash or otherwise receive cash contributions to the capital of the Borrower (collectively, the “Cure Right”), and upon receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise of the Borrower of such Cure Right the applicable covenants shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA for the immediately preceding fiscal quarter shall be increased, solely for the purpose of measuring compliance with Sections 6.11, 6.12 and 6.13 for such fiscal quarter and each period thereafter in which the Consolidated EBITDA for such fiscal quarter is contained, and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with Sections 6.11, 6.12 and 6.13 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, then the applicable breach or default of the covenants set forth in Sections 6.11, 6.12 and 6.13 that had occurred shall be deemed cured for all purposes of this Agreement as fully as if such breach or default had never occurred.

Notwithstanding anything herein to the contrary, (A) in each four quarter period there shall be a period of at least two fiscal quarters in which the Cure Right is not exercised, (B) in each eight quarter period there shall be a period of at least four fiscal quarters in which the Cure Right is not exercised, (C) the amount of any Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with Sections 6.11, 6.12 and 6.13 and (D) all Cure Amounts shall be disregarded for all other purposes under this Agreement, including any baskets in Article VI and the definitions of Applicable Margin and Required Prepayment Percentage.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The Lenders acknowledge and agree that the Administrative Agent shall also act, subject to and in accordance with the terms of the Intercreditor Agreement, as the administrative agent and collateral agent for the lenders under the Second Lien Term Loan Agreement.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), unless a default of payment or bankruptcy is continuing, in which case no such consent shall be required, to appoint a successor, which shall be a bank with an office in the United States or an Affiliate of such bank with an office in the United States. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (including, for greater certainty, due to the failure of the Borrower to consent to such appointment), then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or nationally recognized overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)     if to the Borrower or Holdings, to it at 10 Water Street, Enfield, CT 06082-4899, Attention of Chief Financial Officer (Fax No. (860) 749-9158); with a copy to STR Holdings LLC, c/o DLJ Merchant Banking, Attention of Dan Gerwitz (Fax No. (860) 749-9158);

(b)    if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Matthew Carter RDU-2 (Fax No. (212) 743-1842); and

(c)     if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance or the Incremental Term Loan Assumption Agreement, as the case may be, pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or nationally recognized overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person so long as a copy of such notice or other communication is also sent by one of the other methods set forth above; provided, however, that notices given by the Borrower to the Administrative Agent pursuant to Article II may not be delivered by email unless otherwise agreed to by the Administrative Agent on a case by case basis.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with, or pursuant to, this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding (unless cash collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank) and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 9.05 and 9.18 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower delivered from time to time and the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) in the case of an assignment of a Revolving Credit Commitment, each of the Borrower, the Issuing Bank and the Swingline Lender must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) (provided, that the consent of the Borrower shall not be required to any such assignment made (1) to another Lender or an Affiliate or Related Fund of a Lender, (2) after the occurrence and during the continuance of an Event of Default under paragraphs (b), (c), (g) or (h) of Article VII or (3) of a Revolving Commitment prior to a Successful Syndication of the Revolving Facility (as defined in the Fee Letter), (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class), (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c)     By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04, the Intercreditor Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee agrees to be bound by the terms of the Intercreditor Agreement; (vii) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)   Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, the Swingline Lender and the Issuing Bank to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)   Each Lender may without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant), (iv) the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing all or substantially all of the value of the Guarantees (other than in connection with the sale of such Guarantor in a transaction permitted by

Section 6.05) or all or substantially all of the Collateral) and (v) such Lender, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the participating bank or other person, and the Commitments of, and principal amounts of and interest on the Loans and L/C Disbursements owing and paid to, such participating banks pursuant to the terms hereof from time to time and the amounts received by such Lender from the Borrower and whether such amounts constitute principal, interest, fees or other amounts and each participating bank’s share thereof.

(g)   Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)   Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to but without the prior written consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j)   Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k)   In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, the Issuing Bank or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then the Issuing Bank and the Swingline Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank, the Swingline Lender or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank and the Swingline Lender in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable and documented fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

(b)   The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing persons, their successors and assigns and members of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all reasonable and documented losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealeble judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from the release of Hazardous Materials or a violation of Environmental Laws that first occurs at a particular owned real property after such property has been transferred to any Indemnitees or its successor or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer except to the extent caused by, or attributable to the actions of or failure to act by, the Borrower or any of its Subsidiaries.

(c)   To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time.

(d)   To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)   The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.  All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH 1N OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE 1NTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or release all or substantially all of the value of the Guarantees (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender.

(c)   Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Term

Commitments or Incremental Revolving Credit Commitments on substantially the same basis as the Term Loans or Revolving Credit Commitments, as applicable.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY 1N RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any other party hereto or their respective properties in the courts of any jurisdiction.

(b)   Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) upon notice to the Borrower (to the extent practicable and permitted under applicable laws or regulations), to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) upon notice to the Borrower (to the extent practicable and permitted under applicable laws or regulations), to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Holdings. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.18. Effect of Certain Inaccuracies. In the event that any financial statement or certificate delivered pursuant to Section 5.04(a) or (b) and Section 5.04(c),

respectively, is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage or a higher Commitment Fee for any period (an “Applicable Period”) than the Applicable Percentage or Commitment Fee applied for such Applicable Period, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected financial statement and a corrected compliance certificate for such Applicable Period, (ii) the Applicable Percentage and the Commitment Fee shall be determined based on the corrected compliance certificate for such Applicable Period, and (iii) the Borrower shall promptly pay to the Administrative Agent (for the accounts of the applicable Lenders during the Applicable Period or their successors and assigns) the accrued additional interest or additional Commitment Fees (or both) owing as a result of such increased Applicable Percentage or Commitment Fee for such Applicable Period.  This Section 9.18 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.07 or Article VII.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STR ACQUISITION, INC.,

by	/s/ Jason Metakis
	Name:	Jason Metakis
	Title:	VP & Treasurer

STR HOLDINGS LLC,

by	/s/ Jason Metakis
	Name:	Jason Metakis
	Title:	VP & Treasurer

[First Lien Credit Agreement]

CREDIT SUISSE, CAYMAN ISLANDS
BRANCH, individually and as
Administrative Agent, Collateral Agent,
Swingline Lender and Issuing Bank,

by	/s/ Shanka Mohan
	Name:	Shanka Mohan
	Title:	Vice President

by	/s/ James Neira
	Name:	James Neira
	Title:	Associate

[First Lien Credit Agreement]

THE GOVERNOR AND COMPANY
OF THE BANK OF IRELAND,
as Lender,

by	/s/ Edward A. Boyle
	Name:	Edward A. Boyle
	Title:	Vice President

By	/s/ Paul Clarke
	Name:	Paul Clarke
	Title:	Director

[First Lien Credit Agreement]

2

NATIXIS,
as Lender,

by	/s/ Patric Lager
	Name:	Patric Lager
	Title:	Managing Director

by	/s/ Kelvin Cheng
	Name:	Kelvin Cheng
	Title:	Director

[First Lien Credit Agreement]

2

SCHEDULE 1.01(a)

Subsidiary Guarantors

Cal Safety Compliance Corporation

Specialized Technology Resources (International), Inc.

Shuster Laboratories, Inc.

Supply Chain Consulting Services Corporation

Specialized Technology Resources (Florida), Inc

STR Materials Science, Inc.

2

SCHEDULE 1.01(b)

Mortgaged Property

Property located at 10 Water Street, Enfield, CT 06082, described as follows:

That certain piece or parcel of land on the south side of Hazard Avenue (Route 190) in the Town of Enfield, County of Hartford and State of Connecticut, shown as “Parcel A” on Sheet 1 of 2 on a map or plan entitled: “Prepared for Springborn Laboratories, Inc. Hazard Avenue & Abbe Road, Enfield, Conn. . . Scale: 1 in. = 100 ft. Date: June 30, 1987. . . Rev. 2-24-88. . . Alford Associates, Inc. Civil Engineers, Windsor, Connecticut,” which map or plan is on file with the Enfield Town Clerk in Volume 220, Page 3033, and more particularly bounded and described as follows:

Beginning at a point on the south side of Hazard Avenue, which point is the northwest corner of the herein described premises and the northeast corner of land now or formerly of Raymond F. and Suzanne Aquilio, as shown on said map; running thence along the arc of a curve to the right having a radius of 933.00 feet and a delta angle of 9° 34' 03" a distance of 155.79 feet to a CHD marker; running thence N 83° 19' 04" E a distance of 414.00 feet to a CHD monument; running thence N 82° 58' 24" E a distance of 143.64 feet to a point, the last three courses running along the south side of Hazard Avenue; running thence S 09° 53' 12" E a distance of 435.66 feet along land now or formerly of National Railroad Passenger Corporation as shown on said map; running thence S 89° 20' 43" W a distance of 143.38 feet to a point; S 64° 08' 57" W a distance of 9.72 feet to a point; S 00° 09' 17" W a distance of 14.24 feet to a point; S 89° 08' 16" W a distance of 51.12 feet to a point; S 86° 57' 00" W a distance of 105.15 feet to a point; N 89° 55' 46" W a distance of 384.08 feet to a point; S 79° 44' 15" W a distance of 139.61 feet to a set iron pin; N 69° 59' 38" W a distance of 129.11 feet to a set iron pin, the last eight (8) courses being along the Scantic River as shown on said map; running thence N 24° 34' 57" E a distance of 401.37 feet along land now or formerly of Thomas E. and Diane S. Eastwood, James C. and Nancy A. Miczak and Raymond F. and Suzanne Aquilia, in part by each, to the point or place of beginning.

TOGETHER WITH an easement from the State of Connecticut to Springborn Testing & Research, Inc. dated December 31, 1997 and recorded in Volume 1156, Page 123 of the Enfield Land Records.

3

Schedule 2.01
Lenders and Commitments

	First Lien	Revolver
	Term Loan	Loan
	Commitment	Commitment
	on Closing	on Closing	Total Commitment on
Lender	Date	Date	Closing Date
Credit Suisse	$160,000,000	$9,500,000	$169,500,000

Natixis Patric Lager Business Phone: 212-872-5030 EMail: patric.lager@nyc.nxbp.com Kelvin Cheng Business Phone: 212-872-5067 EMail: kelvin.cheng@natixis.us	$15,000,000	$7,500,000	$22,500,000

Bank of Ireland Ed Boyle Business Phone: 203-391-5922 EMail: ed.boyle@boimail.com Paul Clarke Business Phone: 203-861-8983 EMail: paul.clarke@boimail.com	$10,000,000	$3,000,000	$13,000,000

TOTAL COMMITMENT	$185,000,000	$20,000,000	$205,000,000

SCHEDULE 3.08

Subsidiaries

STR Acquisition, Inc. — 100% owned by STR Holdings LLC

Specialized Technology Resources, Inc. (“STR”) (to be the survivor of merger with STR Acquisition, Inc.; thereafter to be 100% owned by STR Holdings LLC.

(a)	(Unless otherwise noted, STR owns 100% of the equity securities of each subsidiary)

1.	Specialized Technology Resources (Singapore) Pte Ltd (100% of voting stock owned by STR; small portion of non-voting stock owned by STR-HK)

2.	Specialised Technology Resources (UK) Limited (“STR-UK”)

3.	Cal Safety Compliance Corporation (“CSCC”)

4.	Cal Safety Compliance Corporation de CV (Gregory Gardner owns one share of the 50 outstanding shares; remaining shares owned by CSCC)

5.	Specialized Technology Resources Laboratuar Hizmetleri Anonim Sirketi (99% owned by Company, .25% owned by each of STR-UK, STR-HK, STRAG and CSCC).

6.	STR Laboratuar Hizmetleri ve Gozetim Ltd. (dormant)

7.	STR-Registrar LLC (51% owned by STR; 49% owned by Science, Technology and Registration Holdings, Inc. (formerly Quality Paradigms))

8.	Specialized Technology Resources (International), Inc. (“STR-I”)

9.	Specialized Technology Resources (Taiwan) Ltd. (owned by STR-I)

10.	Specialized Technology Resources (Hong Kong) Ltd. (“STR-HK”) (Dennis Jilot owns one share of the 120,002 outstanding shares and remaining shares owned by STR-I)

11.	Specialized Technology Resources (Shanghai) Ltd. (owned by STR-HK)

12.	STR Testing & Inspection AG (“STR AG”) (owned by STR-I)

13.	Specialized Technology Resources España S.A.

14.	Shuster Laboratories, Inc.

15.	Supply Chain Consulting Services Corporation (dormant)

16.	Specialized Technology Resources (India) Pvt Ltd. (Samir Rastogi owns 1 share of the 5,000 outstanding shares; remaining shares owned by STR)

17.	Specialized Technology Resources (Florida), Inc.

18.	Specialised Technology Resources Lanka (Private) Limited (50% owned by STR; 50% owned by STR-I)

19.	STR Materials Science, Inc. (dormant)

20.	Tex Analysis Laboratory Private Limited (owned by STR-HK)

21.	STR Vietnam Co. Ltd. (owned by STR-HK)

5

(b)               Joint Ventures

STR France S.A.S. (STR-UK owns a 50% interest)

CTC Asia Ltd. (STR owns 50%)

6

SCHEDULE 3.09

Litigation

1.             Specialized Technology Resources, Inc. (“STR”) is aware of certain inquiries in India with respect to the former operations of Cal Safety Compliance Corporation (“CSCC”) in India by the Enforcement Directorate concerning the manner in which it was conducting business in India and its authority to do so. These inquiries are ongoing and during the course of them a current employee of STR in India was questioned but no further steps have been taken.

2.             The local manager of CSCC in India has received a complaint dated August 19, 2005, filed in the Court of the Judicial Magistrate at Gurgaon, alleging certain improprieties on a website maintained by CSCC with respect to the display of the map of India and the Indian national flag. This matter is ongoing.

3.             On April 17, 2006, a proceeding was initiated against Specialized Technology Resources Espana S.A. by the family of a worker injured at its plant in Spain. The proceeding is criminal in nature at this time, but as is custom in Spain, it is expected that civil claims will arise relating to this claim. Specialized Technology Resources España S.A. has local counsel and has referred the matter to its insurer.

7

SCHEDULE 3.17

Environmental Matters

None.

8

Schedule 3.18
Insurance

Type of Insurance	Policy Number	Carrier
Domestic Commercial General Liability	10CESOA9276	The Hartford (Twin City Fire)

Commercial Umbrella Liability	AUC591925100	American Guarantee & Liability (Zurich)

D & O/EPL	626-00-58	AIG — Illinois National Ins. Co.

Forefront Portfolio Crime & Fiduciary Liability	8185-3181	Federal Insurance Company (Chubb)

Forefront Portfolio Kidnap/Ransom & Extortion	6804-1625	Federal Insurance Company (Chubb)

Errors & Omissions (Professional Liability)	1155784	Lexington Insurance

Foreign General Liability	GBO2901067	St. Paul Travelers

Global Marine/War Cargo	M-20159, WC-20159	Falvey Cargo

Flood Policies	2043437800 1011190076 2044479400 2044479500	American Bankers Ins. Co. of Florida

War Risk Coverage	8034573	AIG Life Ins. Co.

Adjustable Premium Term Life Insurance Policy (John F. Gual)	11305750	Massachusetts Mutual Life Insurance Company

Adjustable Premium Term Life Insurance Policy (Dennis Jilot)	1116S207	Massachusetts Mutual Life Insurance Company

Worldwide Property	GPAD3601751-A	ACE American Insurance Company

Workers Compensation	WCJZ91445093027	WAUSAU, Member of Liberty Mutual Group

Commercial Automobile	ASJZ91445093017	WAUSAU, Member of Liberty Mutual Group

9

Schedule 3.19(a)

UCC Filing Offices

Grantor	Filing Office(s)
STR Holdings LLC	Delaware Secretary of State

STR Acquisition, Inc.	Delaware Secretary of State

Specialized Technology Resources, Inc.	Delaware Secretary of State Enfield, Connecticut Town Clerk Somers, Connecticut Town Clerk

Cal Safety Compliance Corporation	California Secretary of State Los Angeles County Registrar-Recorder/County Clerk Hudson County, NJ

Specialized Technology Resources (International), Inc.	Delaware Secretary of State

Shuster Laboratories, Inc.	Delaware Secretary of State Norfolk County (MA) Registry of Deeds

Supply Chain Consulting Services Corporation	Delaware Secretary of State Los Angeles County Registrar-Recorder/County Clerk

Specialized Technology Resources (Florida), Inc.	FloridaUCC, Inc. St. Johns County Circuit Court

STR Materials Science, Inc.	Delaware Secretary of State

Schedule 3.19(c)

Mortgage Filing Offices

Mortgage on the property owned by Specialized Technology Resources, Inc. located at 10 Water Street, Enfield, Connecticut to be filed in the Land Records of the Town of Enfield, Connecticut maintained by the Town Clerk of Enfield, Connecticut.

Schedule 3.20(a)

Owned Real Property

Address	Owned	Entity
10 Water Street Enfield, CT 06082	Owned	Specialized Technology Resources, Inc.

Credit Agreement

Schedule 3.20(b)

Leased Real Property

Address	Leased	Entity
24 Scitico Road Somers, CT	Leased	Specialized Technology Resources, Inc.

66 Hudson Street, 1st Floor, Hoboken, NJ	Leased	Cal Safety Compliance Corporation

1122 West Washington Boulevard, Los Angeles, CA	Leased	Cal Safety Compliance Corporation

Units 425-427, 4th Floor, Hankow Center, 5-155 Hankow Road, Tsim Sha Tsui, Kowloon, HK	Leased	Cal Safety Compliance Corporation

House #162, 3rd Floor, Road #1 (East), D.O.S.H., Baridhara, Gulshan, Bangladesh 12121	Leased	Cal Safety Compliance Corporation

JL Barito II No. 33 Kebayoran Baru, Jakarta, Indonesia 12130	Leased	Cal Safety Compliance Corporation

85 John Road, Canton, MA 02021	Leased	Shuster Laboratories, Inc.

30 Iroquois Street, Saint Augustine, FL 32085	Leased	Specialized Technology Resources (Florida), Inc.

Schedule 6.01

Existing Indebtedness

1.                                       Letter of Support dated February 2, 2006 to Lee Seng Chan & Co. (the auditors of Specialized Technology Resources (Singapore) Pte. Ltd.).

2.                                       Master Equipment Lease with Key Equipment Finance, dated September 16, 2005.

3.                                       Reimbursement Agreement dated January 14, 2007 between Specialized Technology Resources, Inc. and Webster Bank relating to Letter of Credit number 10304 dated January 9, 2007 for $821,684 in favor of Macro Engineering & Technology, Inc.

4.                                       Assignment of Certificate of Deposit dated June 14, 2007 made by Specialized Technology Resources, Inc. in favor of Webster Bank relating to the Assignment of an $862,768 Certificate of Deposit as collateral for Specialized Technology Resources, Inc.’s obligations under the Reimbursement Agreement set forth in item 3 above.

Schedule 6.02

Existing Liens

UCC Liens

Grantor	Secured Party	Jurisdiction	Date and File Number
STR Holdings LLC	None	Delaware Secretary of State

STR Acquisition, Inc.	None	Delaware Secretary of State

Specialized Technology Resources, Inc.	ISO Capital, LLC Key Equipment Finance, Inc. None None	Delaware Secretary of State Delaware Secretary of State Enfield, Connecticut Town Clerk Somers, Connecticut Town Clerk	12/11/02 2309129 9 9/21/05 5292107 1

Cal Safety Compliance Corporation	None None	Los Angeles County Registrar-Recorder/County Clerk Hudson County (NJ) Register

Specialized Technology Resources (International), Inc.	None

Shuster Laboratories, Inc.	Key Equipment Finance, Inc. None	Delaware Secretary of State Norfolk County (MA) Registry of Deeds	9/21/05 5292107 1

STR Acquisition Sub, Inc. (now known as Shuster Laboratories, Inc.)	None None	Delaware Secretary of State Norfolk County (MA) Registry of Deeds

Supply Chain Consulting Services Corporation	None	Los Angeles County Registrar- Recorder/County Clerk

Specialized Technology Resources (Florida), Inc.	None	St. Johns County Circuit Court

Conplex, Inc., (now known as Specialized Technology Resources (Florida), Inc.)	Toyota Motor Credit Corporation	Florida Secured Transaction Registry	7/1/04 200407315878

	None	St. Johns County Circuit Court

STR Materials Science, Inc.	None	Delaware Secretary of State

Permitted Encumbrances

1.	Taxes to the Town of Enfield not yet due and payable.

2.	Fire Taxes to the City of Enfield; which payments are current and not yet due and payable.

3.	The following matters as shown on the map filed in Map Volume 220, Page 3033 in the Office of the Enfield Town Clerk:

	a.	Sanitary sewer easement and rights to construct and maintain drainage structures; and

	b.	Notes shown thereon.

4.	Pole line easement in favor of the Connecticut Light and Power Company dated August 6, 1956 and recorded in Volume 151, Page 241 of the Enfield Land Records.

5.	Pole line easement in favor of the Connecticut Light and Power Company dated July 21, 1938 and recorded in Volume 84, Page 240 of the Enfield Land Records.

6.	Easement in favor of Hazardville Water Company recorded in Volume 107, Page 2 of the Enfield Land Records.

7.	Easement in favor of the Town of Enfield described in deed from DeBell & Richardson, Inc. dated July 10, 1984 and recorded in Volume 386, Page 443 of the Enfield Land Records.

8.

Permanent Right of Way Easement in favor of the State of Connecticut dated July 29, 1996 and recorded in Volume 1156, Page 131 of the Enfield Land Records. See also maps filed in Map Volume 220, Page 3037 and Map Volume 239, Pages 3968 and 3969 in the Office of the Enfield Town Clerk.

9.	Rights of others in and to any water courses on, touching or flowing through the premises.

10.	Possible public easement of use and enjoyment of the beach or shore area above the low water mark of the Scantic River.

11.

Terms and conditions of Easement from the State of Connecticut to Springborn Testing & Research, Inc. dated December 31, 1997 and recorded in Volume 1156, Page 123 of the Enfield Land Records (affects appurtenant rights only).

12.

Matters on a survey entitled “Improvement Location Survey Prepared For Specialized Technology Resources 504 Hazard Avenue a.k.a 10 Water Street Enfield, Conn.” Prepared by Alford Associates, Inc. Scale 1 In.= 30 Ft. Date: Feb. 20, 1996 Rev. 8-13-01 Updated Survey, Change Title Block:

	a.	25’ side yard set back lines;
	b.	concrete supports for oil tanks (oil tanks removed);
	c.	encroaching drainage on the easterly property line;
	d.	lean to shed encroaches 3.4” on the easterly property line;
	e.	conc. retaining wall on the southerly property line;
	f.	property line follows face of building on the southerly property line;
	g.	dam on the southerly property line;
	h.	Scantic River along southerly property line;
	i.	Brook;
	j.	Outlet pipes which encroach on the northerly property line;
	k.	Existing culvert on the northerly property line;
	l.	40’ set back line;
	m.	water lines;
	n.	gas lines; and
	o.	Water Street (abandoned).
	p.	Notes on said map.

13.	Sanitary Sewer Easement is shown per Water Street Sanitary Sewer Plan and Easement reserved to the Town of Enfield per Council Action Feb.10, 1975.

14.	Parcel may be subject to rights to construct and maintain drainage structure and rip rap acquired from Gordon Brothers by Connecticut D.O.T. per plan number 266, Sheet 2 of 2, April 30, 1930.

15.	Possible rights of others for ingress and egress over abandoned portion of Water Street.

16.	Possible rights of others as defined in the Council Minutes dated February 10, 1975 for the abandonment of Water Street.

17.

Assignment of Certificate of Deposit dated June 14, 2007 made by Specialized Technology Resources, Inc. in favor of Webster Bank relating to the Assignment of an $862,768 Certificate of Deposit as collateral for Specialized Technology Resources, Inc.’s obligations under the Reimbursement Agreement set forth in item 3 of Schedule 6.01 above.

EXHIBIT A

[FORM OF]

ADMINISTRATIVE QUESTIONNAIRE

SPECIALIZED TECHNOLOGY RESOURCES, INC.

Agent Information	Agent Closing Contact
Credit Suisse	Fay Rollins
Eleven Madison Avenue	Tel: 212-325-9041
New York, NY 10010	Fax: 212-743-1422
E-Mail: fay.rollins@credit-suisse.com

Agent Wire Instructions

Bank of New York

ABA 021000018

Account Name: CSFB Agency Cayman Account

Account Number: 8900492627

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement	☐ Yes	☐ No

•	Coming in via Assignment	☐ Yes	☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Lender Domestic Address	Lender Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

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Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

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EXHIBIT B

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the First Lien Credit Agreement dated as of June 15, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Specialized Technology Resources, Inc. (successor by merger to STR Acquisition, Inc.), a Delaware corporation (the “Borrower”), STR Holdings LLC, a Delaware limited liability company (“Holdings”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

1.          The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(e) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement; provided that the obligations of the Assignor under Section 9.16 of the Credit Agreement shall survive the execution of this Assignment and Acceptance and the assignment of interests effected hereby.

2.           This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, any forms referred to in Section 2.20(e) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire and (iii) if required by Section 9.04(b) of the Credit Agreement, a processing and recordation fee of $3,500.

3.           This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor (“Assignor”):

Legal Name of Assignee (“Assignee”):

Effective Date of Assignment (“Effective Date”):

Facility/Commitment	Principal Amount Assigned(1)	Percentage Assigned of Commitment(1) (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Loans/Commitments	$	%

[Remainder of page intentionally left blank]

(1) Amount of Commitments and/or Loans assigned is governed by Section 9.04(b) of the Credit Agreement.

2

The terms set forth above are hereby agreed to:	Accepted:

, as Assignor,	[CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent](2),

by:

Name:	by:
Title:
Name:
Title:

, as Assignee,	by:

Name:
by:		Title:

Name:
Title:

(2) To the extent required under the Credit Agreement.

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EXHIBIT C

[FORM OF]

BORROWING REQUEST

Credit Suisse, as Administrative Agent

Eleven Madison Avenue

New York, New York 10010

ATTN: Agency Group

[DATE](l)

Ladies and Gentlemen:

The undersigned, STR ACQUISITION, INC., a Delaware corporation (the “Borrower”), refers to the First Lien Credit Agreement dated as of June 15, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, STR Holdings LLC, a Delaware limited liability company (“Holdings”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Type of Borrowing:(2)

(B)	Date of Borrowing:(3)

(C)	Account Number and Location:

(D)	Principal Amount of Borrowing:

(E)	Interest Period:(4)

(1)

Must be notified irrevocably by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon (New York City time), three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon (New York City time), one Business Day before a proposed Borrowing, in each case to be promptly confirmed by hand delivery or fax.

(2)	Specify whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing.

(3)	Date of Borrowing must be a Business Day.

(4)	If such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto.

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement have been satisfied.

STR ACQUISITION, INC.

by

Name:
Title:

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EXHIBIT D

[FORM OF]

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT

EXECUTION COPY

FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT

dated as of

June 15, 2007

among

STR ACQUISITION, INC.,

STR HOLDINGS LLC,

the Subsidiaries of the Borrower

from time to time party hereto

and

CREDIT SUISSE,

as Collateral Agent

[CS&M Ref. No. 5865-531]

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions

SECTION 1.01.	Credit Agreement	1
SECTION 1.02.	Other Defined Terms	2

ARTICLE II

Guarantee

SECTION 2.01.	Guarantee	6
SECTION 2.02.	Guarantee of Payment	6
SECTION 2.03.	No Limitations, Etc.	7
SECTION 2.04.	Reinstatement	8
SECTION 2.05.	Agreement To Pay; Subrogation	8
SECTION 2.06.	Information	8

ARTICLE III

Pledge of Securities

SECTION 3.01.	Pledge	9
SECTION 3.02.	Delivery of the Pledged Collateral	9
SECTION 3.03.	Representations, Warranties and Covenants	10
SECTION 3.04.	Certification of Limited Liability Company Interests and Limited Partnership Interests	11
SECTION 3.05.	Registration in Nominee Name; Denominations	11
SECTION 3.06.	Voting Rights; Dividends and Interest, Etc.	12

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01.	Security Interest	14
SECTION 4.02.	Representations and Warranties	15
SECTION 4.03.	Covenants	17
SECTION 4.04.	Other Actions	20
SECTION 4.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	23

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Schedules

Schedule I	Subsidiary Guarantors
Schedule II	Equity Interests; Pledged Debt Securities
Schedule III	Intellectual Property

Exhibits

Exhibit A	Form of Supplement
Exhibit B	Form of Perfection Certificate

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FIRST LIEN GUARANTEE AND COLLATERAL AGREEMENT dated as of June 15, 2007 (this “Agreement”), among STR ACQUISITION, INC., a Delaware corporation, which substantially simultaneously with the execution hereof shall be merged with and into SPECIALIZED TECHNOLOGY RESOURCES, INC., a Delaware corporation (“STR”), with STR being the surviving entity (the “Borrower”), STR HOLDINGS LLC, a Delaware limited liability company (“Holdings”), the Subsidiaries of the Borrower from time to time party hereto and CREDIT SUISSE (“Credit Suisse”), as collateral agent (in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENT

Reference is made to the First Lien Credit Agreement dated as of June 15, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, the lenders from time to time party thereto (the “Lenders”) and Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) and Collateral Agent.

The Lenders and the Issuing Bank (such term and each other capitalized term used but not defined in this preliminary statement having the meaning given or ascribed to it in Article I) have agreed to extend credit to the Borrower pursuant to, and upon the terms and conditions specified in, the Credit Agreement. The obligations of the Lenders and the Issuing Bank to extend credit to the Borrower are conditioned upon, among other things, the execution and delivery of this Agreement by the Borrower and each Guarantor. Each Guarantor is an affiliate of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Bank to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Credit Agreement. All capitalized terms defined in the New York UCC (as such term is defined herein) and not defined in this Agreement have the meanings specified therein. All references to the Uniform Commercial Code shall mean the New York UCC.

(b) The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accounts Receivable” shall mean all Accounts and all right, title and interest in any returned goods, together with all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired.

“Administrative Agent” shall have the meaning assigned to such term in the preliminary statement.

“Article 9 Collateral” shall have the meaning assigned to such term in Section 4.01.

“Assignment of Distributions” shall mean the assignment of distribution substantially in the form of Exhibit C.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Collateral” shall mean the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third person under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third person, and all rights of such Grantor under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any successor office or any similar office in any other country), including those listed on Schedule III.

“Excluded Assets” shall mean (a) any lease, license, contract, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided,

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however, that any portion of any such lease, license, contract, property right or agreement shall cease to constitute an Excluded Asset pursuant to this clause at the time and to the extent that the grant of security interest therein does not result in any of the consequences specified above, (b) motor vehicles the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction, (c) interests in real property, (d) any Equity Interest in an Excluded Entity and (e) any application to register Trademarks in the U.S. Patent and Trademark Office based upon Grantor’s “intent to use” such Trademark (but only if the grant of security interest to such intent-to-use Trademark violates 15 U.S.C. § 1060(a)) unless and until a “Statement of Use” or “Amendment to Allege Use” is filed in the U.S. Patent and Trademark Office with respect thereto, at which point the Collateral shall include, and the security interest granted hereunder shall attach to, such application.

“Excluded Entity” shall mean each of (i) STR-Registrar LLC, (ii) CTC Asia Ltd. and (iii) Specialized Technology Resources (India) Pvt Ltd. to the extent that the necessary governmental consents to make a valid and enforceable pledge of 66% of its issued and outstanding stock to the Collateral Agent have not been obtained.

“Federal Securities Laws” shall have the meaning assigned to such term in Section 5.04.

“General Intangibles” shall mean all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities, corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantors” shall mean the Borrower and the Guarantors.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Holdings” shall have the meaning assigned to such term in the preamble.

“Intellectual Property” shall mean all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

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“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party, including those listed on Schedule III.

“Loan Document Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents, and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” shall mean (a) the Loan Document Obligations and (b) the due and punctual payment and performance of all obligations of each Loan Party under each Hedging Agreement that (i) is in effect on the Closing Date with a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third person, is in existence, and all rights of any Grantor under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office (or any successor or any similar offices in any other country),

4

including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” shall mean a certificate substantially in the form of Exhibit B, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower.

“Pledged Collateral” shall have the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” shall have the meaning assigned to such term in Section 3.01.

“Pledged Securities” shall mean any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” shall have the meaning assigned to such term in Section 3.01.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) any Issuing Bank, (e) each counterparty to any Hedging Agreement with a Loan Party that either (i) is in effect on the Closing Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

“Security Interest” shall have the meaning assigned to such term in Section 4.01.

“Subsidiary Guarantor” shall mean (a) the Subsidiaries identified on Schedule I hereto as Subsidiary Guarantors and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Guarantor after the Closing Date; provided, however, that in no event shall STR-Registrar LLC become a Subsidiary Guarantor.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third person, and all rights of any Grantor under any such agreement.

5

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office (or any successor office) or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Unfunded Advances/Participations” shall mean (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made its portion of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.02(d) of the Credit Agreement and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, (b) with respect to the Swingline Lender, the aggregate amount, if any, of participations in respect of any outstanding Swingline Loan that shall not have been funded by the Revolving Facility Lenders in accordance with Section 2.22(e) of the Credit Agreement and (c) with respect to any Issuing Bank, the aggregate amount, if any, of participations in respect of any outstanding L/C Disbursement that shall not have been funded by the Revolving Facility Lenders in accordance with Sections 2.23(d) and 2.02(f) of the Credit Agreement.

ARTICLE II

Guarantee

SECTION 2.01.  Guarantee.  Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation for the ratable benefit of the Secured Parties. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any Obligation, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02.  Guarantee of Payment.  Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to

6

any balance of any Deposit Account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other person.

SECTION 2.03.  Nature of Guarantee.  (a) If and to the extent required in order for the Obligations to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of such Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by such Guarantor under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under Article VI. Each Guarantor acknowledges and agrees that, to the extent not prohibited by applicable law, (i) such Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right under such laws to reduce, or request any judicial relief that has the effect of reducing, the amount of its liability under this Agreement, (ii) such Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right to enforce the limitation set forth in this Section 2.03(a) or to reduce, or request judicial relief reducing, the amount of its liability under this Agreement, and (iii) the limitation set forth in this Section 2.03(a) may be enforced only to the extent required under such laws in order for the obligations of such Guarantor under this Agreement to be enforceable under such laws and only by or for the benefit of a creditor, representative of creditors or bankruptcy trustee of such Guarantor or other person entitled, under such laws, to enforce the provisions thereof.

(b) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Collateral Agent or any other Secured Party for the Obligations or any of them, (iv) any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Subject to the terms of this Agreement, each Guarantor expressly authorizes the Collateral Agent to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and

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manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(c) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04.  Reinstatement.  Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.05.  Agreement To Pay; Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, if the Borrower or any other Loan Party shall fail to pay any Obligation when and as the same shall become due (after taking into account any applicable grace period), whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI, provided that each Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it against any other Guarantor.

SECTION 2.06.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such

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Guarantor assumes and incurs hereunder, and agrees that neither the Collateral Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Pledge of Securities

SECTION 3.01.  Pledge.  As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (a)(i) the Equity Interests owned by such Grantor on the date hereof (including all such Equity Interests listed on Schedule II), (ii) any other Equity Interests obtained in the future by such Grantor and (iii) the certificates representing all such Equity Interests (all the foregoing collectively referred to herein as the “Pledged Stock”); provided, however, that the Pledged Stock shall not include (x) more than 66% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary or (y) an Excluded Asset, (b)(i) the debt securities held by such Grantor on the date hereof (including all such debt securities listed opposite the name of such Grantor on Schedule II), (ii) any debt securities in the future issued to such Grantor and (iii) the promissory notes and any other instruments evidencing such debt securities (all the foregoing collectively referred to herein as the “Pledged Debt Securities”), (c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 3.01, (d) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above, (e) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above, and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”); provided, however, that notwithstanding any other provision in this agreement, this Section 3.01 shall not, at any time, constitute a grant of security interest in an Excluded Asset.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02.  Delivery of the Pledged Collateral.  (a) Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all certificates, instruments or other documents representing or evidencing Pledged Securities.

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(b) Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all Pledged Debt Securities.

(c) Upon delivery to the Collateral Agent, (i) any certificate, instrument or document representing or evidencing Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer satisfactory to the Collateral Agent and duly executed in blank and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03.  Representations, Warranties and Covenants.  The Grantors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth in all material respects the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder;

(b) the Pledged Stock and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof;

(c) except for the security interests granted hereunder (or otherwise permitted under the Credit Agreement), each Grantor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than transfers made in compliance with the Credit Agreement, and (iv) subject to Section 3.06, will cause any and all Pledged Collateral, whether for value paid by such Grantor or otherwise, to be forthwith deposited with the Collateral Agent and pledged or assigned hereunder;

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged

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Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each Grantor (i) has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than any Lien created or permitted by the Loan Documents), however arising, of all persons whomsoever;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect or those that, if not obtained, could not reasonably be expected to result in a Material Adverse Effect, );

(g) by virtue of the execution and delivery by each Grantor of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and

(h) the pledge effected hereby is effective to vest in the Collateral Agent, for the ratable benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein and all action by any Grantor necessary or desirable to protect and perfect the Lien on the Pledged Collateral has been duly taken.

SECTION 3.04.  Certification of Limited Liability Company Interests and Limited Partnership Interests.  No interest of any Grantor in any limited liability company or limited partnership which is a Subsidiary and pledged hereunder is represented by a certificate. The Grantors shall not, without the consent of the Administrative Agent, agree to any amendment of the certificate of formation or limited liability company agreement (or other comparable constituent document) governing Pledged Stock which has the effect of turning previously uncertificated capital stock or membership interests into certificated capital stock or membership interests or which elects to treat any membership interest that is part of the Pledged Stock as a “security” under Section 8-103 of the New York UCC.

SECTION 3.05.  Registration in Nominee Name; Denominations.  The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Each Grantor will promptly give to the Collateral Agent copies of any notices or other communications

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received by it with respect to Pledged Securities in its capacity as the registered owner thereof. The Collateral Agent shall at any time during the occurrence and continuation of an Event of Default have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.06.  Voting Rights; Dividends and Interest, Etc.  (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Grantors reasonable advance notice of its intent to exercise its rights under this Agreement (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under paragraph (g) or (h) of Article VII of the Credit Agreement):

(i)            Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided, however, that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii)           The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (i) above.

(iii)          Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable law; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but

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shall be held separate and apart therefrom, shall be held in trust for the ratable benefit of the Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or instrument of assignment). This paragraph (iii) shall not apply to dividends between or among the Borrower, the Guarantors and any Subsidiaries only of property subject to a perfected security interest under this Agreement; provided that the Borrower notifies the Collateral Agent in writing, specifically referring to this Section 3.06 at the time of such dividend and takes any actions the Collateral Agent specifies to ensure the continuance of its perfected security interest in such property under this Agreement.

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified (or shall be deemed to have notified pursuant to Section 3.06(a)) the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement or instrument of assignment). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and each applicable Grantor has delivered to the Administrative Agent certificates to that effect, the Collateral Agent shall, promptly after all such Events of Default have been cured or waived, repay to each applicable Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified (or shall be deemed to have notified pursuant to Section 3.06(a)) the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

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(d) Any notice given by the Collateral Agent to the Grantors exercising its rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01.  Security Interest.  (a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”), in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all cash and Deposit Accounts;

(iv)	all Documents;

(v)	all Equipment;

(vi)	all General Intangibles;

(vii)	all Instruments;

(viii)	all Inventory;

(ix)	all Investment Property;

(x)	all Letter-of-Credit Rights;

(xi)	all Commercial Tort Claims;

(xii)	all books and records pertaining to the Article 9 Collateral; and

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   (xiii)     to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding any provision in this Agreement, this Section 4.01(a) shall not, at any time, constitute a grant of security interest in an Excluded Asset.

(b)  Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Article 9 Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

Each Grantor also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

(c)  The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 4.02.  Representations and Warranties.  The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a)  Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than (i) any consent or approval that has been obtained or (ii) those that, if not obtained, could not reasonably be expected to result in a Material Adverse Effect.

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(b)  The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor and (y) the jurisdiction of organization of each Grantor) is correct and complete as of the Closing Date. Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Collateral Agent based upon the information provided to the Administrative Agent and the Secured Parties in the Perfection Certificate for filing in each governmental, municipal or other office specified in Section 2 of the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Sections 5.06 or 5.11 of the Credit Agreement), which are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in the Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. Each Grantor represents and warrants that a fully executed short form agreement in the form requested by the Collateral Agent and containing a description of all material Article 9 Collateral consisting of Intellectual Property with respect to United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights has been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. §261, 15 U.S.C. §1060 or 17 U.S.C. §205 and the regulations thereunder, as applicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c)  The Security Interest constitutes (i) a legal and valid security interest in all Article 9 Collateral securing the payment and performance of the

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Obligations, (ii) upon completion of the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral to the extent that a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement that have priority as a matter of law.

(d)  The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement. As of the Closing Date, no Grantor has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, (iii) any notice under the Assignment of Claims Act, or (iv) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement and prior existing Liens no longer in effect. No Grantor holds any Commercial Tort Claims seeking damages in excess of $250,000 except as indicated on the Perfection Certificate.

SECTION 4.03.  Covenants.  (a) Each Grantor agrees promptly to notify the Collateral Agent in writing of any change in (i) its legal name, (ii) its identity or type of organization or corporate structure, (iii) its Federal Taxpayer Identification Number or organizational identification number or (iv) its jurisdiction of organization. Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral. Each Grantor agrees promptly to notify the Collateral Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed.

(b) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is

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consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any material part of the Article 9 Collateral, and, at such time or times as the Collateral Agent may reasonably request, promptly to prepare and deliver to the Collateral Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Collateral Agent showing the identity, amount and location of any material Article 9 Collateral, provided that, unless an Event of Default has occurred and is continuing, the Collateral Agent shall be limited to one such requests in each calendar year.

(c)  Each Grantor shall, at its own expense, take any and all actions reasonably necessary to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(d)  Each Grantor agrees, at its own expense, promptly to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing or continuation statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable to any Grantor under or in connection with any of the Article 9 Collateral shall be or become evidenced by any Instrument or Tangible Chattel Paper, in excess of $250,000 individually or $500,000 in the aggregate, then such Instrument or Tangible Chattel Paper shall be promptly pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent, except to the extent the costs of such actions are, in the Collateral Agent’s reasonable judgment, excessive in relation to the value of the security to be afforded thereby or to the extent prohibited by applicable law (or in the case of an amount payable by any Foreign Subsidiary, to the extent such actions would, in the Borrower’s good faith determination, result in adverse tax consequences).

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to identify specifically any asset or item of a Grantor that may, in the Collateral Agent’s reasonable judgment, constitute material Copyrights, Licenses, Patents or Trademarks; provided that any Grantor shall have the right, exercisable within 10 days after it has been notified by the Collateral Agent of the specific identification of such Collateral, to advise the Collateral Agent in writing of any material inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct in all material respects with respect to such Collateral

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within 30 days after the date it has been notified by the Collateral Agent of the specific identification of such Collateral.

(e)  The Collateral Agent and such persons as the Collateral Agent may designate shall have the right, at the applicable Grantor’s own cost and expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the applicable Grantor’s affairs with the officers of such Grantor and its independent accountants and to verify the existence, validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or other Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(f)  At its option, upon the occurrence and continuance of an Event of Default, the Collateral Agent may discharge past due Taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not expressly permitted pursuant to Section 5.03 or Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable and documented payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(g)  If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other person to secure payment and performance of an Account, the value of which exceeds $250,000 individually or $500,000 in the aggregate, such Grantor shall promptly assign such security interest to the Collateral Agent for the ratable benefit of the Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other person granting the security interest.

(h)  Each Grantor shall remain liable to observe and perform all the material conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

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(i)  No Grantor shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral or permit any notice to be filed under the Assignment of Claims Act, except, in each case, as expressly permitted by Section 6.02 of the Credit Agreement. No Grantor shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession or otherwise in control of the Article 9 Collateral owned by it, except as permitted by the Credit Agreement.

(j)  No Grantor will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises, compoundings or settlements granted or made in the ordinary course of business and consistent with its current practices and in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which such Grantor is engaged.

(k)  In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required under the Credit Agreement or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of any Grantor hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

(l)  Each Grantor shall maintain, in form and manner satisfactory to the Collateral Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

SECTION 4.04.  Other Actions.  In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments having a value in excess of $250,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of endorsement, transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify, except to the extent the costs of such actions are, in the Collateral Agent’s reasonable judgment, excessive in relation to the value of the security to be afforded thereby or to the extent prohibited by applicable law (or in the case of an amount payable

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by any Foreign Subsidiary, to the extent such actions would, in the Borrower’s good faith determination, result in adverse tax consequences).

(b)  Deposit Accounts. For each Deposit Account that any Grantor at any time opens or maintains, other than Deposit Accounts (A) that are payroll accounts, withholdings tax accounts, petty cash accounts or flexible spending benefit accounts or trust, escrow or other fiduciary accounts or (B) which do not hold for any period of five consecutive days, an aggregate amount in excess of $1,000,000, such Grantor shall, upon the Collateral Agent’s request, either (i) cause the depositary bank to agree to comply at any time with instructions from the Collateral Agent to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of such Grantor or any other person, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, or (ii) arrange for the Collateral Agent to become the customer of the depositary bank with respect to the Deposit Account, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw funds from such Deposit Account. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any such instructions or withhold any withdrawal rights from any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal, would occur; provided, however, upon the waiver by the applicable Required Lenders of such Event of Default, so long as no other Event of Default shall then exist or be continuing, the Collateral Agent shall revoke any such instruction. The provisions of this paragraph shall not apply to any Deposit Account for which any Grantor, the depositary bank and the Collateral Agent have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Collateral Agent for the specific purpose set forth therein.

(c)  Investment Property. If any securities, whether certificated or uncertificated, or other Investment Property having a value in excess of $50,000 in the aggregate now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a Securities Intermediary or Commodity Intermediary, such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause such Securities Intermediary or Commodity Intermediary, as the case may be, to agree to comply with Entitlement Orders from the Collateral Agent to such Securities Intermediary as to such securities or other Investment Property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such Commodity Intermediary, in each case without further consent of any Grantor or such nominee, or (ii) in the case of Financial Assets (as governed by Article 8 of the New York UCC) or other Investment Property held through a Securities Intermediary, arrange for the Collateral Agent to become the Entitlement Holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such

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Investment Property. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any such Entitlement Orders or instructions or directions to any such issuer, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights would occur; provided, however, upon the waiver by the applicable Required Lenders of such Event of Default, so long as no other Event of Default shall then exist or be continuing, the Collateral Agent shall revoke any such instruction. The provisions of this paragraph shall not apply to any Financial Assets credited to a Securities Account for which the Collateral Agent is the Securities Intermediary.

(d)  Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, shall take such action as the Collateral Agent may request to vest in the Collateral Agent control under New York UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

(e)  Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit having a value in excess of $500,000 now or hereafter issued in favor of such Grantor (other than Letters of Credit and Letters of Credit Rights that do not constitute Supporting Obligations in respect of other Collateral), such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds

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of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(f)  Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim seeking damages in an amount reasonably estimated to exceed $250,000, the Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Collateral Agent, for the ratable benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Collateral Agent.

SECTION 4.05.  Covenants Regarding Patent, Trademark and Copyright Collateral.  (a) Each Grantor agrees that it will not, and will not permit any of its licensees to, do any act, or omit to do any act, whereby any Patent that is material to the conduct of such Grantor’s business may become abandoned, invalidated or dedicated to the public, and agrees that it shall use commercially reasonable efforts to continue to mark any products covered by a material Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b)  Except as could not reasonably be expected to result in a Material Adverse Effect, each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) use commercially reasonable efforts to maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c)  Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright material to the conduct of such Grantor’s business, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.

(d)  Each Grantor shall notify the Collateral Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its business may become abandoned, lost or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

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(e)  Except as could not reasonably be expected to result in a Material Adverse Effect, no Grantor shall, either itself or through any agent, employee, licensee or designee, file an application for any Patent, Trademark or Copyright (or for the registration of any Trademark or Copyright) with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, unless it promptly notifies the Collateral Agent, and, upon request of the Collateral Agent, executes and delivers any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Security Interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f)  Except as could not reasonably be expected to result in a Material Adverse Effect, each Grantor will take all necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g)  In the event that any Grantor knows or has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third person, such Grantor promptly shall notify the Collateral Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral.

(h)  Upon the occurrence and during the continuance of an Event of Default, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License, and each other material License, to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent, for the ratable benefit of the Secured Parties, or its designee.

SECTION 4.06.  Assignment of Distributions.  The Borrower shall execute the Assignment of Distributions in the form attached hereto as Exhibit C in favor of the Collateral Agent with respect to its rights to any distributions of STR-Registrar LLC.

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ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default.  Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantor to the Collateral Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice (except any notice required by law) or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give each applicable Grantor 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the

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Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, subject to Section 5.02 of this Agreement, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds.  The Collateral Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent or the Collateral Agent (in their respective capacities as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and/or the

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Collateral Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the Swingline Lender and any Issuing Bank pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

THIRD, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

FOURTH, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Grant of License to Use Intellectual Property.  For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors), to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act, Etc.  In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the

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“Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part a claim of any Secured Party, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

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SECTION 6.02. Contribution and Subrogation.  Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation, or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to (i) the amount of such payment or (ii) the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.16, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Guarantor under Section 6.01 to the extent of such payment.

SECTION 6.03. Subordination.  (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of its obligations hereunder.

(b) The Borrower and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to any Subsidiary that is not a Loan Party (or, in the case of the Borrower, any Subsidiary) shall be fully subordinated to the indefeasible payment in full in cash of the Obligations, it being agreed that, for greater certainty, other than upon the occurrence and during the continuance of an Event of Default, the Borrower and each Guarantor shall be allowed to make payments with respect to Indebtedness permitted to be incurred pursuant to Section 6.01 of the Credit Agreement in accordance with the terms thereof.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Guarantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

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SECTION 7.02. Security Interest Absolute.  All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

SECTION 7.03. Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or Issuing Bank or on their behalf and notwithstanding that the Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or the aggregate L/C Exposure does not equal zero and so long as the Commitments have not expired or terminated.

SECTION 7.04. Binding Effect; Several Agreement.  This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Loan Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated or permitted by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.05. Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the

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permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.06. Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(b)   Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Collateral Agent and the other indemnitees against, and hold each indemnitee harmless from, any and all losses, claims, damages, liabilities, and related out of pocket expenses, including the fees, charges and disbursements of any counsel for any indemnitee, incurred by or asserted against any indemnitee arising out of, in any way connected with, or as a result of, the execution, delivery or performance of this Agreement or any agreement or instrument contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing or to the Collateral, regardless of whether any indemnitee is a party thereto or whether initiated by a third party or by a Loan Party or any Affiliate thereof; provided, however, that such indemnity shall not, as to any indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such indemnitee. To the extent permitted by applicable law, no Grantor shall assert, and each Grantor hereby waives any claim against any indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of proceeds thereof.

(c)   Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.06 shall be payable on written demand therefor and shall bear interest, on and from the date of demand, at the rate specified in Section 2.06(a) of the Credit Agreement.

SECTION 7.07. Collateral Agent Appointed Attorney-in-Fact.  Each Grantor hereby appoints the Collateral Agent as the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with

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full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral, (d) to send verifications of Accounts Receivable to any Account Debtor, (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent, and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement in accordance with its terms, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, wilful misconduct or bad faith. Notwithstanding anything to the contrary in this Section 7.07, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for herein unless an Event of Default shall have occurred and be continuing.

SECTION 7.08. Applicable Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.09. Waivers; Amendment.  (a) No failure or delay by the Collateral Agent, the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the

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generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

SECTION 7.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11. Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.12. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 7.04. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.13. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this

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Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.14. Jurisdiction; Consent to Service of Process.  (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent, the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

(b)             Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 7.14. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)             Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of the Collateral Agent to serve process in any other manner permitted by law.

SECTION 7.15. Termination or Release.  (a) This Agreement, the guarantees made herein, the Security Interest, the pledge of the Pledged Collateral and all other security interests granted hereby shall terminate when all the Loan Document Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the aggregate L/C Exposure has been reduced to zero (or cash collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank) and the Issuing Banks have no further obligations to issue Letters of Credit under the Credit Agreement.

(b)             A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the Security Interests created hereunder in the Collateral of such Subsidiary Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary.

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(c)             Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement to any person that is not the Borrower or a Guarantor, or, upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released.

(d)             In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all Uniform Commercial Code termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party. Without limiting the provisions of Section 7.06, the Borrower shall reimburse the Collateral Agent upon demand for all costs and out of pocket expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 7.15.

SECTION 7.16. Additional Subsidiaries.  Any Subsidiary that is required to become a party hereto pursuant to Section 5.11 of the Credit Agreement shall enter into this Agreement as a Subsidiary Guarantor and a Grantor upon becoming such a Subsidiary. Upon execution and delivery by the Collateral Agent and such Subsidiary of a supplement in the form of Exhibit A hereto, such Subsidiary shall become a Subsidiary Guarantor and a Grantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 7.17. Right of Setoff.  If an Event of Default shall have occurred and is continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all Collateral (including any deposits (general or special, time or demand, provisional or final)) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Grantor against any and all of the obligations of such Grantor now or hereafter existing under this Agreement and the other Loan Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Secured Party under this Section 7.17 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

STR ACQUISITION, INC.,

by

/s/ Jason Metakis
Name: Jason Metakis
Title: Treasurer

STR HOLDINGS LLC,

by

/s/ Jason Metakis
Name: Jason Metakis
Title: Treasurer

SPECIALIZED TECHNOLOGY RESOURCES, INC.,

by

Name:
Title:

CAL SAFETY COMPLIANCE CORPORATION,

by

Name:
Title:

[First Lien Guarantee and Collateral Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

STR ACQUISITION, INC.,

by

Name:
Title:

STR HOLDINGS LLC,

by

Name:
Title:

SPECIALIZED TECHNOLOGY RESOURCES, INC.,

by

/s/ Barry A. Morris
Name: Barry A. Morris
Title: Secretary

CAL SAFETY COMPLIANCE CORPORATION,

by

/s/ Barry A. Morris
Name: Barry A. Morris
Title: Assistant Secretary

[First Lien Guarantee and Collateral Agreement]

SPECIALIZED TECHNOLOGY RESOURCES (INTERNATIONAL), INC.,

by

/s/ Barry A. Morris
Name: Barry A. Morris
Title: Secretary

SHUSTER LABORATORIES, INC.,

by

/s/ Barry A. Morris
Name: Barry A. Morris
Title: Secretary

SUPPLY CHAIN CONSULTING SERVICES CORPORATION,

by

Name:
Title:

SPECIALIZED TECHNOLOGY RESOURCES (FLORIDA), INC.,

by

/s/ Barry A. Morris
Name: Barry A. Morris
Title: Secretary

STR MATERIALS SCIENCE, INC.,

by

/s/ Barry A. Morris
Name: Barry A. Morris
Title: Secretary

[First Lien Guarantee and Collateral Agreement]

SUPPLY CHAIN CONSULTING SERVICES CORPORATION

by

/s/ Thomas D. Vitro
Name: Thomas D. Vitro
Title: Assistant Secretary

[First Lien Guarantee and Collateral Agreement]

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Collateral Agent,

by

/s/ Rianka Mohan
Name: RIANKA MOHAN
Title: VICE PRESIDENT

by

/s/ James Neira
Name: JAMES NEIRA
Title: ASSOCIATE

[First Lien Guarantee and Collateral Agreement]

EXHIBIT E

[FORM OF]

FIRST LIEN MORTGAGE

OPEN-END MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY

AGREEMENT AND FINANCING STATEMENT

From

SPECIALIZED TECHNOLOGY RESOURCES, INC.

To

CREDIT SUISSE

Dated: June 15, 2007
Premises: Enfield, Connecticut
Hartford County

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THIS OPEN-END MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT dated as of June 15, 2007 (this “Mortgage”), by SPECIALIZED TECHNOLOGY RESOURCES, INC., a Delaware corporation, having an office at 10 Water Street, Enfield, CT 06082-4899 (the “Mortgagor”), to CREDIT SUISSE, having an office at Eleven Madison Avenue, New York, New York 10010 (the “Mortgagee”) as Collateral Agent for the Secured Parties (as such terms are defined below).

WITNESSETH THAT:

Reference is made to (i) the First Lien Credit Agreement dated as of even date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among STR Acquisition, Inc., a Delaware corporation (“Acquisition”), which substantially simultaneously with the execution hereof shall be merged with and into Specialized Technology Resources, Inc., a Delaware corporation (“STR”), with STR being the surviving entity (the “Borrower”), STR Holdings LLC, a Delaware limited liability company (“Holdings”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties, swingline lender (in such capacity, the “Swingline Lender”) and issuing bank (in such capacity, the “Issuing Bank”) with respect to any letters of credit (the “Letters of Credit”) issued pursuant to the terms of the Credit Agreement and (ii) the First Lien Guarantee and Collateral Agreement dated as of even date hereof (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) among Acquisition, Holdings, the subsidiaries of Acquisition from time to time party thereto and Credit Suisse. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement and the Guarantee and Collateral Agreement.

In the Credit Agreement, (i) the Lenders have agreed to make term loans (the “Term Loans”) and revolving loans (the “Revolving Loans”) to the Borrower, (ii) the Swingline Lender has agreed to make swingline loans (the “Swingline Loans”, together with Term Loans and Revolving Loans, the “Loans”) to the Borrower and (iii) the Issuing Bank has issued or agreed to issue from time to time Letters of Credit for the account of the Borrower, in each case pursuant to, upon the terms, and subject to the conditions specified in, the Credit Agreement. Amounts paid in respect of Term Loans may not be reborrowed. Subject to the terms of the Credit Agreement, Borrower may borrow, prepay and reborrow Revolving Loans. The Credit Agreement provides that the sum of the principal amount of the Loans and the Letters of Credit from time to time outstanding and secured hereby shall not exceed $230,000,000, comprised of (a) a Term Loan in the aggregate principal amount not to exceed $185,000,000 to be advanced and fully funded on the date hereof, (b) Revolving Loans in an aggregate principal amount not to exceed $20,000,000, (c) Swingline Loans in an aggregate principal amount not to exceed $10,000,000; and Letters of Credit in an aggregate face amount not in excess of $15,000,000, (provided, however, that the overall limit of all such Revolving Loans, Swingline Loans and Letters of Credit outstanding at any time shall not exceed $20,000,000) and (d) Incremental Term Loans and increases in the Revolving Credit

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Commitment in an amount not to exceed the then available Incremental Revolving Facility Amount in a combined aggregate principal amount not to exceed $25,000,000 at any time.

Mortgagor will be the Borrower subsequent to the merger referenced above and will derive substantial benefit from the making of the Loans by the Lenders and the issuance of the Letters of Credit by the Issuing Bank. In order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit, the Mortgagor has agreed to grant this Mortgage to secure, among other things, the due and punctual payment and performance of all of the obligations of the Borrower under the Credit Agreement.

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit are conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage in the form hereof to secure the Obligations. As used in this Mortgage, the term “Obligations” shall mean (a) the Loan Document Obligations and (b) the due and punctual payment and performance of all obligations of each Loan Party under each Hedging Agreement that (i) is in effect on the Closing Date with a counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into.

As used in this Mortgage, the term “Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) any Issuing Bank, (e) each counterparty to any Hedging Agreement with a Loan Party that either (i) is in effect on the Closing Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender at the time such Hedging Agreement is entered into, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the successors and assigns of each of the foregoing.

Pursuant to the requirements of the Credit Agreement, the Mortgagor is granting this Mortgage to create a lien on and a security interest in the Mortgaged Property (as hereinafter defined) to secure the performance and payment by the Mortgagor of the Obligations. The Credit Agreement also requires the granting by other Loan Parties of mortgages, deeds of trust and/or deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain real and personal property other than the Mortgaged Property to secure the performance of the Obligations.

Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Obligations for the benefit of the Secured Parties, Mortgagor hereby grants, conveys, mortgages, assigns and pledges to the Mortgagee, a mortgage lien on and a security interest in, all the following described property (the “Mortgaged Property”) whether now owned or held or hereafter acquired:

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(1)   the land more particularly described on Exhibit A hereto (the “Land”), together with all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

(2)   all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(3)   all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural, maintenance, truck or car repair and all other equipment of every kind), restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (3), the “Personal Property”);

(4)   all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction,

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service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(5)   all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor) and subleases (under which Mortgagor is sublandlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(6)   all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property or required by the Credit Agreement; and

(7)   all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to

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the applicable permitted Liens set forth in Section 6.02 of the Credit Agreement and to satisfaction and release as provided in Section 3.04 of this Mortgage.

ARTICLE I

Representations, Warranties and Covenants of Mortgagor

Mortgagor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01. Title, Mortgage Lien.  (a) Mortgagor has good and marketable fee simple title to the Mortgaged Property, subject only to the applicable permitted Liens set forth in Section 6.02 of the Credit Agreement.

(b)        The execution and delivery of this Mortgage is within Mortgagor’s corporate powers and has been duly authorized by all necessary corporate and, if required, stockholder action. This Mortgage has been duly executed and delivered by Mortgagor and constitutes a legal, valid and binding obligation of Mortgagor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)        The execution, delivery and recordation of this Mortgage (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect the lien of this Mortgage, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Mortgagor or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Mortgagor or its assets, or give rise to a right thereunder to require any payment to be made by Mortgagor, and (iv) will not result in the creation or imposition of any Lien on any asset of Mortgagor, except the lien of this Mortgage.

(d)        This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.09 of this Mortgage, when duly recorded in the public records identified in the Perfection Certificate will create a valid, perfected and enforceable lien upon and security interest in all of the Mortgaged Property.

(e)        Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under the applicable permitted Liens set forth in Section 6.02 of the Credit Agreement to the extent of those rights.

SECTION 1.02. Credit Agreement.  This Mortgage is given pursuant to the Credit Agreement. Mortgagor expressly covenants and agrees to pay when due, and to timely

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perform, and to cause the other Loan Parties to pay when due, and to timely perform, the Obligations in accordance with the terms of the Loan Documents.

SECTION 1.03. Payment of Taxes, and Other Obligations.  (a) Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Taxes and other obligations with respect to the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof in accordance with, and to the extent required by, the Credit Agreement.

(b) In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Mortgagee, either directly or indirectly, on this Mortgage or any of the Loan Documents, or requiring an amount of taxes to be withheld or deducted therefrom, Mortgagor will promptly (i) notify Mortgagee of such event, (ii) enter into such further instruments as Mortgagee may determine are reasonably necessary or desirable to obligate Mortgagor to make any additional payments necessary to put the Lenders and Secured Parties in the same financial position they would have been if such law, order, rule or regulation had not been passed and (iii) make such additional payments to Mortgagee for the benefit of the Lenders and Secured Parties.

SECTION 1.04. Maintenance of Mortgaged Property.  Mortgagor will maintain the Improvements and the Personal Property in the manner required by the Credit Agreement.

SECTION 1.05. Insurance.  Mortgagor will keep or cause to be kept the Improvements and Personal Property insured against such risks, and in the manner, described in Section 4.03(k) of the Guarantee and Collateral Agreement and shall purchase such additional insurance as may be required from time to time pursuant to Section 5.02 of the Credit Agreement. Federal Emergency Management Agency Standard Flood Hazard Determination Forms will be purchased by Mortgagor for each Mortgaged Property on which Improvements are located. If any portion of Improvements constituting part of the Mortgaged Property is located in an area identified as a special flood hazard area by Federal Emergency Management Agency or other applicable agency, Mortgagor will purchase flood insurance in an amount satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968, as amended.

SECTION 1.06. Casualty Condemnation/Eminent Domain.  Mortgagor shall give Mortgagee prompt written notice of any casualty or other damage to the Mortgaged Property or any proceeding for the taking of the Mortgaged Property or any portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding in accordance with, and to the extent required by, the Credit Agreement. Any Net Cash Proceeds received by or on behalf of the Mortgagor in respect of any such casualty, damage or taking shall constitute trust funds held by the Mortgagor for the benefit of the Secured

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Parties to be applied to repair, restore or replace the Mortgaged Property or, if an Asset Sale shall occur with respect to any such Net Cash Proceeds, to be applied in accordance with Section 2.13 of the Credit Agreement.

SECTION 1.07. Assignment of Leases and Rents.  (a) Mortgagor hereby irrevocably and absolutely grants, transfers and assigns all of its right title and interest in all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by Mortgagor of the Obligations. Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Leases or the Rents payable thereunder to anyone other than Mortgagee.

(b)        All Leases shall be subordinate to the lien of this Mortgage. Mortgagor will not enter into, modify or amend any Lease if such Lease, as entered into, modified or amended, will not be subordinate to the lien of this Mortgage.

(c)        Subject to Section 1.07(d), Mortgagor has assigned and transferred to Mortgagee all of Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.07(d), an absolute transfer and assignment of all Rents and all Leases to Mortgagee and not merely to grant a security interest therein. Subject to Section 1.07(d), Mortgagee may in Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Lease.

(d)        So long as an Event of Default shall not have occurred and be continuing, Mortgagee will not exercise any of its rights under Section 1.07(c), and Mortgagor shall receive and collect the Rents accruing under any Lease; but after the happening and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof. Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee. Each tenant or any of such tenant’s successors in interest from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee that the Event of Default is no longer continuing, unless and until a further notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest.

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(e)       Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property. In addition, Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

(f)       Mortgagor shall furnish to Mortgagee, within 30 days after a request by Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals and/or other amounts payable thereunder.

SECTION 1.08. Restrictions on Transfers and Encumbrances.  Mortgagor shall not directly or indirectly sell, convey, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or other form of encumbrance upon any interest in or any part of the Mortgaged Property, or be divested of its title to the Mortgaged Property or any interest therein in any manner or way, whether voluntarily or involuntarily (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, except in each case in accordance with and to the extent permitted by the Credit Agreement; provided, that Mortgagor may, in the ordinary course of business and in accordance with reasonable commercial standards, enter into easement or covenant agreements that relate to and/or benefit the operation of the Mortgaged Property and that do not materially and adversely affect the value, use or operation of the Mortgaged Property. If any of the foregoing transfers or encumbrances results in an Asset Sale, any Net Cash Proceeds received by or on behalf of the Mortgagor in respect thereof shall constitute trust funds to be held by the Mortgagor for the benefit of the Secured Parties and applied in accordance with Section 2.13 of the Credit Agreement.

SECTION 1.09. Security Agreement.  This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”). Mortgagor has hereby granted unto Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the jurisdiction of formation of the Mortgagor to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property. Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence. Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder and under the Guarantee and Collateral Agreement.

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SECTION 1.10. Filing and Recording.  Mortgagor will cause this Mortgage, the UCC financing statements referred to in Section 1.09, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each UCC continuation statement and instrument of further assurance to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in, the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 3.04 hereof. Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance.

SECTION 1.11. Further Assurances.  Upon demand by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, Mortgagor will also execute and deliver and hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably requested by Mortgagee to evidence more effectively the lien hereof upon the Personal Property and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

SECTION 1.12. Additions to Mortgaged Property.  All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

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SECTION 1.13. No Claims Against Mortgagee.  Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

SECTION 1.14. Fixture Filing.  (a) Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures.

(b) The real property to which the fixtures relate is described in Exhibit A attached hereto. The record owner of the real property described in Exhibit A attached hereto is Mortgagor. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage. Mortgagor’s organizational identification number is 2576119.

ARTICLE II

Defaults and Remedies

SECTION 2.01. Events of Default.  Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

SECTION 2.02. Demand for Payment.  If an Event of Default shall occur and be continuing, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee all amounts due hereunder and under the Credit Agreement and the Guarantee and Collateral Agreement and such further amount as shall be sufficient to cover the costs and expenses of collection, including attorneys’ fees, disbursements and expenses incurred by Mortgagee, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

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SECTION 2.03. Rights To Take Possession, Operate and Apply Revenues.  (a) If an Event of Default shall occur and be continuing, Mortgagor shall, upon demand of Mortgagee, forthwith surrender to Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable law, Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Mortgaged Property without the appointment of a receiver or an application therefor, exclude Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of Mortgagor.

(b)        If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by Mortgagee, Mortgagee may to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Property to Mortgagee, to the entry of which judgment or decree Mortgagor hereby specifically consents. Mortgagor will pay to Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee’s attorneys and agents with interest thereon at the rate per annum applicable to overdue amounts under the Credit Agreement as provided in Section 2.07 of the Credit Agreement (the “Interest Rate”); and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c)        Upon every such entry or taking of possession, Mortgagee may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee to be in its best interest and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of Mortgagee, Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the satisfaction of the Obligations, and second, if there is any surplus, to Mortgagor, subject to the entitlement of others thereto under applicable law.

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(d)        Whenever, before any sale of the Mortgaged Property under Section 2.06, all Obligations that are then due shall have been paid and all Events of Default fully cured, Mortgagee will surrender possession of the Mortgaged Property back to Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

SECTION 2.04. Right To Cure Mortgagor’s Failure to Perform.  Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Credit Agreement (with respect to the Mortgaged Property), Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate. Mortgagee shall be the judge using reasonable discretion of the necessity for any such actions and of the amounts to be paid. Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person.

SECTION 2.05. Right to a Receiver.  If an Event of Default shall occur and be continuing, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents. The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is located. Mortgagor shall pay to Mortgagee upon demand all reasonable expenses, including receiver’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate.

SECTION 2.06. Foreclosure and Sale.  (a) If an Event of Default shall occur and be continuing, Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to Mortgagee by applicable law or this Mortgage. In such case, Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any Obligation. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale. Without further notice, Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any person, including Mortgagor or Mortgagee or any designee or affiliate thereof, may purchase at such sale.

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(b)        The Mortgaged Property may be sold subject to unpaid taxes and the applicable permitted Liens set forth in Section 6.02 of the Credit Agreement, and, after deducting all costs, fees and expenses of Mortgagee (including costs of evidence of title in connection with the sale), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

(c)        Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

(d)        If an Event of Default shall occur and be continuing, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Mortgagee, all as Mortgagee shall determine most effectual for such purposes.

SECTION 2.07. Other Remedies.  (a) In case an Event of Default shall occur and be continuing, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

(b)        In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

SECTION 2.08. Application of Sale Proceeds and Rents.  After any foreclosure sale of all or any of the Mortgaged Property, Mortgagee shall receive and apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by Mortgagee under this Mortgage as follows:

FIRST, to the payment of all costs and expenses incurred by the Mortgagee, the Administrative Agent or the Collateral Agent (in their respective capacities as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Mortgage, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Mortgagee, the Administrative Agent and/or the Collateral Agent hereunder or under any other Loan Document on behalf of Mortgagor or any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

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SECOND, to the payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the Swingline Lender and any Issuing Bank pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

THIRD, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

FOURTH, to the Mortgagor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

SECTION 2.09. Mortgagor as Tenant Holding Over. If Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by Mortgagee, at Mortgagee’s election Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

SECTION 2.10. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Mortgaged Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Mortgage.

SECTION 2.11. Discontinuance of Proceedings. In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee

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shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

SECTION 2.12. Suits To Protect the Mortgaged Property. Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

SECTION 2.13. Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

SECTION 2.14. Possession by Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Property, Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

SECTION 2.15. Waiver. (a) No delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee. No consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Obligations by Mortgagor hereunder. No failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

(b) Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the

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Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

SECTION 2.16. Waiver of Trial by Jury. To the fullest extent permitted by applicable law, Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein. Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

SECTION 2.17. Remedies Cumulative. No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE III

Miscellaneous

SECTION 3.01. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.02. Notices. All notices and communications hereunder shall be in writing and given to Mortgagor in accordance with the terms of the Credit Agreement at the address set forth on the first page of this Mortgage and to the Mortgagee as provided in the Credit Agreement.

SECTION 3.03. Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

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SECTION 3.04. Satisfaction and Cancelation. (a) The conveyance to Mortgagee of the Mortgaged Property as security created and consummated by this Mortgage shall terminate and be null and void when all the Obligations have been indefeasibly paid in full in accordance with the terms of the Loan Documents and the Lenders have no further commitment to lend under the Credit Agreement, the aggregate L/C Exposure has been reduced to zero and the Issuing Banks have no further obligations to issue Letters of Credit under the Credit Agreement.

(b) Mortgagor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Mortgagor ceases to be a Subsidiary.

(c) Upon any sale or other transfer by Mortgagor of any Collateral that is permitted under the Credit Agreement to any person that is not the Borrower or a Mortgagor, or, upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Mortgagee shall promptly execute and deliver to Mortgagor at such Mortgagor’s expense, all Uniform Commercial Code termination statements and similar documents that such Mortgagor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or representation or warranty by the Mortgagee or any Secured Party. Without limiting the provisions of Section 7.06 of the Guarantee and Collateral Agreement, the Borrower shall reimburse the Mortgagee upon demand for all costs and out of pocket expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section.

SECTION 3.05. Definitions. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”. Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee. Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property. Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

SECTION 3.06. Multisite Real Estate Transaction. Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Security Documents that secure

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the Obligations. Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any Obligation or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Security Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other Mortgages and other Security Documents or of any guarantee thereof, and Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any of Mortgagee’s rights and remedies thereunder. Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 3.07. No Oral Modification. This Mortgage may not be changed or terminated orally. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

ARTICLE IV

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Premises are located:

SECTION 4.01. Applicable Law; Certain Particular Provisions. This Mortgage shall be governed by and construed in accordance with the internal law of the state where the Mortgaged Property is located, except that Mortgagor expressly acknowledges that by their terms, the Credit Agreement and other Loan Documents (aside from those Other Mortgages to be recorded outside New York) shall be governed by the internal law of the State of New York, without regard to principles of conflict of law. Mortgagor and Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in the state where the Mortgaged Property is located.

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SECTION 4.02. Open-End Mortgage. This Mortgage is an “Open-End Mortgage” within the meaning of Connecticut General Statutes §49-2(c), and the holder hereof shall have all of the rights, powers and protections to which the holder of any such Open-End Mortgage is entitled under Connecticut law. The obligations created by the Credit Agreement specifically permits future advances, including advances which may be made pursuant to a commercial revolving loan agreement. The full amount of the Loans and Letters of Credit authorized is $230,000,000 including (a) a Term Loan in the aggregate principal amount not to exceed $185,000,000 to be advanced and fully funded on the date hereof, (b) Revolving Loans in an aggregate principal amount not to exceed $20,000,000, (c) Swingline Loans in an aggregate principal amount not to exceed $10,000,000; and Letters of Credit in an aggregate face amount not in excess of $15,000,000, (provided, however, that the overall limit of all such Revolving Loans, Swingline Loans and Letters of Credit outstanding at any time shall not exceed $20,000,000) and (d) Incremental Term Loans and increases in the Revolving Credit Commitment in an amount not to exceed the then available Incremental Revolving Facility Amount in a combined aggregate principal amount not to exceed $25,000,000 at any time. It is understood that future advances may be made as provided in the Credit Agreement and in this Mortgage, with respect to Revolving Loans, Swingline Loans, Letters of Credit, Incremental Term Loans and Incremental Revolving Facility Amounts. The maximum term(s) (“Maturity Date(s)”) of the Loans and Letters of Credit herein authorized are as follows: The Term Loan, June 15, 2014; the Revolving Loans, June 15, 2012; the Swingline Loans, June 15, 2012; the Letters of Credit, June 15, 2012; the Incremental Term Loans, June 15, 2014 and any Incremental Revolving Facility Amount, June 15, 2012.

SECTION 4.03. Prejudgment Remedy Waiver. The Mortgagor represents, warrants and acknowledges that the transaction of which this Mortgage is a part is a commercial transaction and not a consumer transaction. Monies now or in the future to be advanced to or on behalf of Mortgagor are not and will not be used for personal, family or household purposes. MORTGAGOR ACKNOWLEDGES THAT IT HAS THE RIGHT UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, SUBJECT TO CERTAIN LIMITATIONS, TO NOTICE OF AND HEARING ON THE RIGHT OF THE MORTGAGEE TO OBTAIN A PREJUDGEMENT REMEDY, SUCH AS ATTACHMENT, GARNISHEMENT OR REPLEVIN, UPON COMMENCING ANY LITIGATION AGAINST MORTGAGOR. NOTWITHSTANDING SUCH RIGHT, MORTGAGOR HEREBY WAIVES ALL RIGHTS TO NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER TO WHICH IT MIGHT OTHERWISE HAVE THE RIGHT UNDER SAID STATUTE OR UNDER ANY OTHER STATE OR FEDERAL STATUTE OR CONSTITUTION IN CONNECTION WITH THE OBTAINING BY MORTGAGEE OF ANY PREJUDGMENT REMEDY IN CONNECTION WITH THIS MORTGAGE. MORTGAGOR FURTHER CONSENTS TO THE ISSUANCE OF ANY PREJUDGEMENT REMEDIES WITHOUT A BOND. NOTWITHSTANDING THE FOREGOING WAIVER, NOTHING HEREIN SHALL BE DEEMED TO WAIVE ANY RIGHTS WHICH MORTGAGOR MAY HAVE WITH RESPECT TO ANY PROCEEDINGS WHICH MAY BE PERMITTED BY LAW FOLLOWING THE GRANTING OF SUCH PREJUDGMENT REMEDY.

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SECTION 4.04. Loans Subject to Variable Interest Rate. The Loans and Letters of Credit secured by this Mortgage are variable interest rate loans as more particularly described in the Credit Agreement, but changes in the interest rate will not affect the maximum term of such loans or the maturity date(s) of such loans as set forth in Section 4.02, above.

SECTION 4.05. Statutory Condition. This Mortgage is made and given upon THE STATUTORY CONDITION. If the Obligations have been indefeasibly paid in full in accordance with the terms of the Loan Documents, if all of the covenants and agreements of the Mortgagor under this Mortgage, the Credit Agreement and the Loan Documents shall be fully and faithfully paid, performed, observed and complied with, in accordance with their terms and if the Lenders have no further commitment to lend under the Credit Agreement, the aggregate L/C Exposure has been reduced to zero and the Issuing Banks have no further obligations to issue Letters of Credit under the Credit Agreement, then this Mortgage shall be absolutely void; otherwise the same shall remain in full force and effect.

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IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to Mortgagee by Mortgagor on the date of the acknowledgment attached hereto.

WITNESSES:	SPECIALIZED TECHNOLOGY RESOURCES,
INC., a Delaware corporation,

/s/ Kris Villarreal	by:
Printed Name: Kris Villarreal	/s/ Barry A. Morris
Name:
/s/ Kristin Blazewicz	Title:
Printed Name: Kristin Blazewicz

22

STATE OF NEW YORK	)
	) ss	June 15, 2007
COUNTY OF NEW YORK	)

On this the 15 day of June, 2007, before me, Ercy Castro, the undersigned officer, personally appeared Barry A. Morris, who acknowledged himself/herself to be the                         of SPECIALIZED TECHNOLOGY RESOURCES, INC., a Delaware corporation, and that he/she, as such                                           , being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself/herself as such                                  .

In Witness Whereof I hereunto set my hand.

/s/ Ercy Castro
Name: Ercy Castro
Notary Public
My Commission Expires: 10/23/2010

ERCY CASTRO
Notary Public, State of New York
No. 01CA6155025
Qualified in Kings County
Commission Expires Oct. 23, 2010

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Exhibit A

To Mortgage

Description of the Land

That certain piece or parcel of land on the south side of Hazard Avenue (Route 190) in the Town of Enfield, County of Hartford and State of Connecticut, shown as "Parcel A" on Sheet 1 of 2 on a map or plan entitled: "Prepared for Springborn Laboratories, Inc. Hazard Avenue & Abbe Road, Enfield, Conn. . . Scale: 1 in. = 100 ft. Date: June 30, 1987. . . Rev. 2-24-88. . . Alford Associates, Inc. Civil Engineers, Windsor, Connecticut," which map or plan is on file with the Enfield Town Clerk in Map Volume 220, Page 3033, and more particularly bounded and described as follows:

Beginning at a point on the south side of Hazard Avenue, which point is the northwest corner of the herein described premises and the northeast corner of land now or formerly of Raymond F. and Suzanne Aquilio, as shown on said map; running thence along the arc of a curve to the right having a radius of 933.00 feet and a delta angle of 9° 34' 03" a distance of 155.79 feet to a CHD marker; running thence N 83° 19' 04" E a distance of 414.00 feet to a CHD monument; running thence N 82° 58' 24" E a distance of 143.64 feet to a point, the last three (3) courses running along the south side of Hazard Avenue; running thence S 09° 53' 12" E a distance of 435.66 feet along land now or formerly of National Railroad Passenger Corporation as shown on said map; running thence S 89° 20' 43" W a distance of 143.38 feet to a point; S 64° 08' 57" W a distance of 9.72 feet to a point; S 00° 09' 17" W a distance of 14.24 feet to a point; S 89° 08' 16" W a distance of 51.12 feet to a point; S 86° 57' 00" W a distance of 105.15 feet to a point; N 89° 55' 46" W a distance of 384.08 feet to a point; S 79° 44' 15" W a distance of 139.61 feet to a set iron pin; N 69° 59' 38" W a distance of 129.11 feet to a set iron pin, the last eight (8) courses being along the Scantic River as shown on said map; running thence N 24° 34' 57" E a distance of 401.37 feet along land now or formerly of Thomas E. and Diane S. Eastwood, James C. and Nancy A. Miczak and Raymond F. and Suzanne Aquilio, in part by each, to the point or place of beginning.

TOGETHER WITH an easement from the State of Connecticut to Springborn Testing & Research, Inc. dated December 31, 1997 and recorded in Volume 1156, Page 123 of the Enfield Land Records.

EXHIBIT F-1

[FORM OF]

OPINION OF WEIL, GOTSHAL & MANGES LLP

WEIL, GOTSHAL & MANGES LLP
	767 FIFTH AVENUE	AUSTIN
	NEW YORK, NY 10153	BOSTON
	(212) 310-8000	BRUSSELS
	FAX: (212) 310-8007	BUDAPEST
DALLAS
FRANKFURT
HOUSTON
LONDON
MIAMI
WRITER’S DIRECT LINE		PARIS
PRAGUE
SILICON VALLEY
SINGAPORE
	June 15, 2007	WARSAW
WASHINGTON, D.C.

Credit Suisse,

as Administrative Agent and

the Lenders party to the

First Lien Credit Agreement

Ladies and Gentlemen:

We have acted as counsel to STR Acquisition, Inc., a Delaware corporation (the “Borrower”), STR Holdings LLC, a Delaware limited liability company (“Holdings”), Specialized Technology Resources, Inc., a Delaware corporation (“STR”), Cal Safety Compliance Corporation, a California corporation (“CSCC”), Specialized Technology Resources (International), Inc., a Delaware corporation (“STR International”), Shuster Laboratories, Inc., a Delaware corporation (“Shuster”), Supply Chain Consulting Corporation, a Delaware corporation (“Supply Chain”), Specialized Technology Resources (Florida), Inc., a Florida corporation (“STR Florida”) and STR Materials Science, Inc., a Delaware corporation (“Materials”, and together with the Borrower, Holdings, STR, CSCC, STR International, Shuster, Supply Chain, and STR Florida, the “Loan Parties”), in connection with the execution and delivery of, and the consummation of the transactions contemplated by, the First Lien Credit Agreement dated as of June 15, 2007 (the “Credit Agreement”) among the Borrower, Holdings, the Lenders party thereto, and Credit Suisse, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”). This opinion is being delivered pursuant to Section 4.02(a) of the Credit Agreement. Capitalized terms defined in the Credit Agreement and used (but not otherwise defined) herein are used herein as so defined.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following:

(a)           the Credit Agreement;

(b)           the First Lien Guarantee and Collateral Agreement, dated as of the date hereof (the “Collateral Agreement”), among the Loan Parties and the Collateral Agent;

(c)           the First Lien Assignment of Distributions among STR, STR-Registrar LLC and the Collateral Agent;

(d)           the First Lien Patent Security Agreement, dated as of the date hereof, among the Loan Parties and the Collateral Agent;

(e)           the First Lien Trademark Security Agreement, dated as of the date hereof, among Holdings, the Borrower and the Collateral Agent;

(f)            the Intercreditor Agreement dated as of the date hereof among Holdings, the Borrower, the Collateral Agent and Credit Suisse, as the Second Lien Collateral Agent (as defined therein);

(g)           the UCC-1 Financing Statements attached as Exhibit A hereto (the “Financing Statements”); and

(h)           such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each of the Loan Parties, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. The documents set forth in clauses (a) through (f) above shall be referred to as the “Loan Documents.”

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Loan Parties and upon the representations and warranties of the Loan Parties contained in the Loan Documents. As used herein, “to our knowledge” and “of which we are aware” mean the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Loan Documents.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.     The Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and

2

authority to own, lease and operate its properties and to carry on its business as now being conducted. Holdings is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CSCC is a corporation validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. STR Florida is a corporation validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2.     Each of the Borrower, Holdings, CSCC and STR Florida has all requisite corporate or limited liability company power and authority to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder. The execution, delivery and performance of, and the grant of security interests pursuant to, the Loan Documents by each of the Borrower, Holdings, CSCC and STR Florida have been duly authorized by all necessary corporate action on the part of the Borrower, CSCC and STR Florida and all necessary limited liability company action on the part of Holdings. Each Loan Document has been duly and validly executed and delivered by each of the Loan Parties party thereto. Assuming the due authorization, execution and delivery thereof by the other parties thereto, each Loan Document constitutes the legal, valid and binding obligation of each Loan Party party thereto, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (A) rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto, (B) no opinion is expressed with respect to Section 9.06 of the Credit Agreement, and (C) certain remedial provisions of the Loan Documents are or may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Loan Documents, and the Loan Documents contains adequate provisions for the practical realization of the rights and benefits afforded thereby. No opinion is expressed in this paragraph as to the attachment, perfection or priority of any liens granted pursuant to the Loan Documents.

3.     The execution and delivery by each Loan Party of the Loan Documents to which it is a party, the performance by each Loan Party of its obligations thereunder and the grant of security interests by each Loan Party pursuant to the Loan Documents will not conflict with, constitute a default under or violate (i) any of the terms, conditions or provisions of the Certificate of Incorporation or by-laws of the

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Borrower, CSCC or STR Florida or the Certificate of Formation or operating agreement of Holdings, (ii) any of the terms, conditions or provisions of any material document, agreement or other instrument to which the Borrower or Holdings is a party of which we are aware (iii) in the case of STR Florida, Florida corporate law, in the case of CSCC, California corporate law, in the case of Holdings, Delaware limited liability company law, in the case of the Borrower, Delaware corporate law, (iv) federal law or regulation (other than federal and state securities or blue sky laws, as to which we express no opinion in this paragraph) or (v) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Borrower or Holdings of which we are aware.

4.     No consent, approval, waiver, license or authorization or other action by or filing with any New York, California corporate, Florida corporate, Delaware corporate or federal governmental authority is required in connection with the execution and delivery by any Loan Party of the Loan Documents to which it is a party, the consummation by such Loan Party of the transactions contemplated thereby, the performance by such Loan Party of its obligations thereunder or the grant by such Loan Party of the security interests under the Loan Documents, except for (i) filings in connection with perfecting security interests, and federal and state securities or blue sky laws, as to which we express no opinion in this paragraph, (ii) those already obtained and (iii) those which could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower, Holdings and each of their subsidiaries taken as a whole.

5.     Except as set forth in Schedule 3.09 to the Credit Agreement, to our knowledge, there is no litigation, proceeding or governmental investigation pending or overtly threatened against the Borrower or Holdings that relates to any of the transactions contemplated by the Loan Documents or which could reasonably be expected to have a material adverse effect on the business, assets or financial condition of the Borrower, Holdings and each of their subsidiaries taken as a whole or on the ability of the Borrower to perform it obligations under the Loan Documents.

6.     No Loan Party is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.     Assuming that the Borrower complies with the provisions of the Credit Agreement relating to the use of proceeds of the Loans, the execution and delivery of the Credit Agreement by the Borrower and the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve Board.

8.     (a) The execution and delivery of the Collateral Agreement by each Loan Party creates a valid security interest in favor of the Collateral Agent in the Article

4

9 Collateral (as defined in the Collateral Agreement), as security for the Obligations (as defined in the Collateral Agreement). Assuming the filing of the Financing Statements (i) with respect to CSCC, with the Secretary of State of the State of California, (ii) with respect to STR Florida, with the Secretary of State of the State of Florida and (iii) with respect to the Borrower, Holdings, STR, STR International, Shuster, Supply Chain and Materials (collectively, the “Delaware Parties”), with the Secretary of State of the State of Delaware, such security interest is perfected, to the extent a security interest in the Article 9 Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code in effect (x) with respect to CSCC, in the State of California (the “CA UCC”), (y) with respect to STR Florida, in the State of Florida (the “FL UCC”) or (z) with respect to the Delaware Parties, in the State of Delaware (the “DE UCC”).

(b)           The execution and delivery of the Collateral Agreement by each Loan Party creates a valid lien on and security interest in the Pledged Stock and Pledged Debt Securities (each as defined in the Collateral Agreement), in favor of the Collateral Agent as security for the Obligations (as defined in the Collateral Agreement). Assuming (i) delivery in the State of New York to the Collateral Agent (the “Pledgee”) of all certificates and instruments that represent the Pledged Stock and Pledged Debt Securities, together with stock powers or note powers, as the case may be, properly executed in blank with respect thereto, and (ii) that the Pledgee was without notice of any adverse claim (as such phrase is defined in Section 8-105 of the Uniform Commercial Code in effect in the State of New York (the “NY UCC” and, together with the CA UCC, the FL UCC and the DE UCC, the “UCC”)) with respect to the Pledged Stock and Pledged Debt Securities, such security interest is perfected and is free of any adverse claim. The security interest in such Pledged Stock and Pledged Debt Securities, to the extent delivered, will be prior to any security interest, lien, charge or encumbrance that must be perfected by possession or filing under the NY UCC, to the extent that the creation and perfection of security interests in such Pledged Stock and Pledged Debt Securities is governed by the NY UCC.

(c)           The execution and delivery by each Loan Party of the Collateral Agreement creates in favor of the Collateral Agent a valid security interest in each Deposit Account described therein. Upon the execution and delivery of the Webster DACA by STR, the Collateral Agent and Webster Bank, the security interest granted to the Collateral Agent in each Deposit Account described in the Webster DACA will be perfected.

The opinions in subparagraph (a) and, with respect to subclauses A and B below, subparagraphs (b) and (c) are subject to the following exceptions:

A.           that with respect to rights in the Collateral of any Loan Party (as defined in the Collateral Agreement), we express no opinion, and have assumed that such Loan Party has rights in the Collateral;

5

B.            that with respect to any Collateral as to which the perfection of a lien or security interest is governed by the laws of any jurisdiction other than the State of California, the State of Florida, the State of Delaware or the State of New York, we express no opinion;

C.            that with respect to any Collateral which is or may become fixtures (as defined in Section 9-102(a)(41) of the UCC) or a commercial tort claim (as defined in Section 9-102(a)(13) of the UCC), we express no opinion; and

D.            that with respect to transactions excluded from Article 9 of the UCC by Section 9-109 thereof, we express no opinion.

The opinion set forth in subparagraph (b) is also subject to the following exceptions:

E.             that with respect to (i) federal tax liens accorded priority under law and (ii) liens created under Title IV of the Employee Retirement Income Security Act of 1974 which are properly filed after the date hereof, we express no opinion as to the relative priority of such liens and the security interests created by the Collateral Agreement or as to whether such liens may be adverse claims; and

F.             that with respect to any claim (including for taxes) in favor of any state or any of its respective agencies, authorities, municipalities or political subdivisions which claim is given lien status and/or priority under any law of such state, we express no opinion as to the relative priority of such liens and the security interests created by the Collateral Agreement or as to whether such liens may be adverse claims.

In addition, the opinions in subparagraphs (a) and (b) are subject to (i) the limitations on perfection of security interests in proceeds resulting from the operation of Section 9-315 of the UCC; (ii) the limitations with respect to buyers in the ordinary course of business imposed by Sections 9-318 and 9-320 of the UCC; (iii) the limitations with respect to documents, instruments and securities imposed by Sections 8-302, 9-312 and 9-331 of the UCC; (iv) the provisions of Section 9-203 of the UCC relating to the time of attachment; and (v) Section 552 of Title 11 of the United States Code (the “Bankruptcy Code”) with respect to any Collateral acquired by any Loan Party subsequent to the commencement of a case against or by such Loan Party under the Bankruptcy Code.

We further assume that all filings will be timely made and duly filed as necessary (i) in the event of a change in the name, identity or corporate structure of any Loan Party, (ii) in the event of a change in the location of any Loan Party and (iii) to continue to maintain the effectiveness of the original filings.

6

The opinions expressed herein are limited to the laws of the State of New York, the corporate and limited liability company laws of the State of Delaware, the corporate laws of the State of California, the corporate laws of the State of Florida, Article 9 of the UCC and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, other than to bank regulatory authorities or permitted assigns of any Lender.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

7

UCC FINANCING STATEMENT
FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]
UCC Filings	800-828-0938

B. SEND ACKNOWLEDGMENT TO: (Name and Address)
National Corporate Research
41 State Street, Suite 600
Albany, NY 12207

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names
1a. ORGANIZATION’S NAME
CAL SAFETY COMPLIANCE CORPORATION
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
1122 WEST WASHINGTON BLVD			LOS ANGELES	CA	90015

1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION Corporation	1f. JURISDICTION OF ORGANIZATION California	1g. ORGANIZATIONAL ID #, if any C17020913 ☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names
2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any ☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)
3a. ORGANIZATION’S NAME
CREDIT SUISSE, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
ELEVEN MADISON AVENUE	NEW YORK	NY	10010

4. This FINANCING STATEMENT covers the following collateral:
ALL ASSETS.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA	F#197913
5865-531 — CA - Secretary of State (SECOND LIEN)	A#301763

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

UCC FINANCING STATEMENT
FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]
UCC Filings	800-828-0938

B. SEND ACKNOWLEDGMENT TO: (Name and Address)
National Corporate Research
41 State Street, Suite 600
Albany, NY 12207

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names
1a. ORGANIZATION’S NAME
SHUSTER LABORATORIES, INC.
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
85 JOHN ROAD			CANCON	MA	02021

1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION Corporation	1f. JURISDICTION OF ORGANIZATION Delaware	1g. ORGANIZATIONAL ID #, if any ☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names
2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any ☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)
3a. ORGANIZATION’S NAME
CREDIT SUISSE, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
ELEVEN MADISON AVENUE	NEW YORK	NY	10010

4. This FINANCING STATEMENT covers the following collateral:
ALL ASSETS.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA	F#197914
5865-531 — DE - Secretary of State (SECOND LIEN)	A#301764

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

UCC FINANCING STATEMENT
FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]
UCC Filings	800-828-0938

B. SEND ACKNOWLEDGMENT TO: (Name and Address)
National Corporate Research
41 State Street, Suite 600
Albany, NY 12207

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names
1a. ORGANIZATION’S NAME
SPECIALIZED TECHNOLOGY RESOURCES (FLORIDA), INC.
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
30 IRIQUOIS STREET			SAINT AUGUSTINE	FL	32085

1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION Corporation	1f. JURISDICTION OF ORGANIZATION Florida	1g. ORGANIZATIONAL ID #, if any G85948 ☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names
2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any ☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)
3a. ORGANIZATION’S NAME
CREDIT SUISSE, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
ELEVEN MADISON AVENUE	NEW YORK	NY	10010

4. This FINANCING STATEMENT covers the following collateral:
ALL ASSETS.

Florida Documentary Stamp Tax is not required.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA	F#197915
5865-531 — FL - Secretary of State (SECOND LIEN)	A#301765

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

UCC FINANCING STATEMENT
FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]
UCC Filings	800-828-0938

B. SEND ACKNOWLEDGMENT TO: (Name and Address)
National Corporate Research
41 State Street, Suite 600
Albany, NY 12207

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names
1a. ORGANIZATION’S NAME
SPECIALIZED TECHNOLOGY RESOURCES (INTERNATIONAL), INC.
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
10 WATER STREET			ENFIELD	CT	06082

1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION Corporation	1f. JURISDICTION OF ORGANIZATION Delaware	1g. ORGANIZATIONAL ID #, if any ☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names
2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any ☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)
3a. ORGANIZATION’S NAME
CREDIT SUISSE, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
ELEVEN MADISON AVENUE	NEW YORK	NY	10010

4. This FINANCING STATEMENT covers the following collateral:
ALL ASSETS.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA	F#197916
5865-531 — DE - Secretary of State (SECOND LIEN)	A#301766

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

UCC FINANCING STATEMENT
FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]
UCC Filings	800-828-0938

B. SEND ACKNOWLEDGMENT TO: (Name and Address)
National Corporate Research
41 State Street, Suite 600
Albany, NY 12207

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names
1a. ORGANIZATION’S NAME
SPECIALIZED TECHNOLOGY RESOURCES, INC.
OR
1b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

1c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY
10 WATER STREET			ENFLEID	CT	06082

1d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION Corporation	1f. JURISDICTION OF ORGANIZATION Delaware	1g. ORGANIZATIONAL ID #, if any ☐ NONE

2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names
2a. ORGANIZATION’S NAME
OR
2b. INDIVIDUAL’S LAST NAME			FIRST NAME	MIDDLE NAME		SUFFIX

2c. MAILING ADDRESS			CITY	STATE	POSTAL CODE	COUNTRY

2d. SEE INSTRUCTIONS	ADD’L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any ☐ NONE

3. SECURED PARTY’S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)
3a. ORGANIZATION’S NAME
CREDIT SUISSE, AS COLLATERAL AGENT
OR
3b. INDIVIDUAL’S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX

3c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
ELEVEN MADISON AVENUE	NEW YORK	NY	10010

4. This FINANCING STATEMENT covers the following collateral:
ALL ASSETS.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]	7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional]	☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA	F#197917
5865-531 — DE - Secretary of State (SECOND LIEN)	A#301767

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

EXHIBIT F-2

[FORM OF]

OPINION OF MURTHA CULLINA LLP

CITYPLACE I 185 ASYLUM STREET HARTFORD, CONNECTICUT 06103-3469
ATTORNEYS AT LAW	TELEPHONE (860) 240-6000 FACSIMILE (860) 240-6150 www.murthalaw.com

June 15, 2007

Credit Suisse, As Administrative Agent,

Collateral Agent, Issuing Bank and Swingline Lender

under the Credit Agreement, as defined below

Eleven Madison Avenue

New York, New York 10010

The Lenders From Time to time party to the Credit Agreement

Ladies and Gentlemen:

We have acted as special counsel to Specialized Technology Resources, Inc., a Delaware corporation (the “Borrower”), in connection with the making of loans (the “Loans”) in the aggregate principal amount of up to $205,000,000 to the Borrower by the Lenders (the “Lenders”) referred to in the First Lien Credit Agreement dated as of June 15, 2007 (the “Credit Agreement”) by and among STR Holdings LLC, a Delaware limited liability company, STR Acquisition, Inc., a Delaware corporation (which substantially simultaneously with the execution of the Credit Agreement is to be merged with and into the Borrower, with the Borrower being the surviving entity), Credit Suisse, as administrative agent for the Lenders (the “Administrative Agent”), Credit Suisse, as collateral agent for the lenders (the “Collateral Agent”) and the Lenders. We have also acted as counsel to each of (i) Specialized Technology Resources (International), Inc., a Delaware corporation (“SII”), (ii) Shuster Laboratories, Inc., a Delaware corporation (“SLI”), (iii) Supply Chain Consulting Services Corp., a Delaware corporation (“SCCSC”) and (iv) STR Materials Science, Inc., a Delaware corporation (“STRMSI” and, together with SII, SLI and SCCSC, collectively, the “Delaware Guarantors”).

The Loans are being made pursuant to the documents listed on Exhibit A to this opinion, and entered into by the various parties thereto (the “Documents”). This opinion is being delivered to you pursuant to Section 4.02(a) of the Credit Agreement. As used in this opinion, all capitalized terms shall have the meanings set forth herein, or in Exhibit A hereto, or as ascribed to them in the Documents, unless the context otherwise requires.

In connection with this opinion, we have reviewed and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of the Certificates of Incorporation, Bylaws, and records of the corporate proceedings of the Borrower (including the Certificate of Incorporation and By-Laws which are to be become effective upon the merger of STR Acquisition, Inc. and the Borrower, with the Borrower being the surviving entity) and each of the

BOSTON       HARTFORD       NEW HAVEN       STAMFORD       WOBURN

Delaware Guarantors, certificates of public officials, executed copies of the Documents and, with respect to factual matters only, certificates of Barry A. Morris, Vice President, Chief Financial Officer, Treasurer and Secretary of the Borrower, Vice President, Chief Financial Officer, Treasurer and Secretary of SII, Vice President, Treasurer and Secretary of SLI, Vice President, Chief Financial Officer, Treasurer and Secretary of STRMSI, Vice President, Chief Financial Officer, and Assistant Secretary of Cal Safety Compliance Corporation (“CSCC”) (a California corporation which is a subsidiary of the Borrower), Vice President, Treasurer and Secretary of Specialized Technology Resources (Florida), Inc. (“STRFI”) (a Florida corporation which is a subsidiary of the Borrower), and a certificate of Thomas D. Vitro, Assistant Secretary of SCCSC (all of such certificates of Barry A. Morris and Thomas D. Vitro collectively herein called, the “Certificates”). As to the legal existence of the Borrower, SII, SLI, SCCSC and STRMSI, we have relied solely on certificates of the Secretary of State of the State of Delaware attached hereto as Exhibits B, C, D, E and F. As to the qualification of the Borrower to transact business in the State of Connecticut, we have relied solely on a certificate of the Secretary of the State of the State of Connecticut attached hereto as Exhibit G. As to the qualification of SLI to transact business in the Commonwealth of Massachusetts, we have relied solely on a certificate of the Secretary of the Commonwealth of Massachusetts attached hereto as Exhibit H. As to the qualification of SCCSC to transact business in the State of California, we have relied solely on a certificate of the Secretary of the State of California attached hereto as Exhibit I. As to various questions of fact material to our opinion, we have relied upon statements of fact (as opposed to legal conclusions) contained in the documents we have examined or made to us by Barry A. Morris who by reason of his positions would be expected to have knowledge of such facts. In addition, we have reviewed such provisions of law as we have deemed necessary in order to express the opinions hereinafter set forth.

With respect to matters stated herein to be “to our knowledge” or words of similar import, our opinions are limited to matters (i) within the present conscious awareness of the attorneys at this firm who have worked on this transaction and (ii) disclosed in the Certificates attached hereto as Exhibits J, K, L, M, N, O and P, respectively. We have no actual knowledge of any fact or circumstance which would lead us to believe that we are not justified in relying on such Certificates. We have not searched the dockets of any court or agency for litigation or proceedings against the Borrower or any of the Delaware Guarantors.

We have assumed that the documents to which the Delaware Guarantors are parties (collectively, the “Delaware Guarantor Documents”) will not be made unenforceable against any of the Delaware Guarantors due to lack of consideration (without investigation by us of the nature or extent of the consideration being received by any of the Delaware Guarantors).

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Connecticut and the General Corporation Law of the State of Delaware.

2

For purposes of this opinion, we have assumed the following:

(i)            that each of the parties to the Documents other than the Borrower and the Delaware Guarantors (each party to any of the Documents other than the Borrower or the Delaware Guarantors herein individually called, an “Other Party” and all of the parties to the Documents other than the Borrower and the Delaware Guarantors herein collectively called, the “Other Parties”) have the power under their respective charter documents to enter into the transactions contemplated by the Documents, that such transactions are in compliance with all laws and regulations applicable to each of such Other Parties, and that those of the Documents to which any Other Party is a party have been duly authorized, executed and delivered by such Other Party or Other Parties, as the case may be, and constitute the valid and binding obligations of such Other Party or Other Parties, as the case may be, enforceable against such Other Party or Other Parties, as the case may be, in accordance with their respective terms;

(ii)           the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies, whether certified or not;

(iii)          the genuineness of all signatures on the Documents;

(iv)          the Borrower and each of the Delaware Guarantors have acquired good and marketable title to, and therefore own, their real and personal property, subject only to encumbrances which have been disclosed to, and accepted by, the Administrative Agent, the Collateral Agent and the Lenders;

(v)           the competency of each natural person executing the Documents or related documents or certificates;

(vi)          the accuracy and completeness of all representations and warranties of factual matters made by the Borrower and/or the Delaware Guarantors in the Documents, without any independent investigation on our part;

(vii)         the accuracy and completeness of all records made available to us by the Borrower and the Delaware Guarantors;

(viii)        the accuracy and completeness of all governmental records examined by us;

(ix)           that STR Acquisition, Inc. has merged with and into the Borrower, with the Borrower being the surviving entity; and

3

(x)            that the Certificate of Incorporation and By-Laws attached hereto as Exhibits Q and R, respectively, are the Certificate of Incorporation and By-Laws of the Borrower in effect immediately after the completion of the aforementioned merger of STR Acquisition, Inc. with and into the Borrower.

To the extent that our opinions herein relate to matters as to which governmental agencies have issued certificates, or as to which certificates or affidavits have been relied upon, such opinions speak as of the respective dates of such certificates or affidavits.

Based upon and subject to the foregoing, we are of the opinion that:

1.             The Borrower is a corporation legally existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the business of product testing and manufacturing. SII is a corporation legally existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the business of a holding company. SLI is a corporation legally existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the business of product testing. SCCSC is a corporation legally existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the business of consulting and inspection services. STRMSI is a corporation legally existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the business permitted in its Certificate of Incorporation.

2.             The Borrower has all requisite corporate power and authority to enter into the Documents to which it is a party (the “Borrower Documents”) and to execute, deliver and perform its obligations under the terms of the Borrower Documents.

3.             The Borrower is qualified to transact business as a foreign corporation in the State of Connecticut.

4.             Each of the Delaware Guarantors has all requisite corporate power and authority to enter into the Delaware Guarantor Documents and to execute, deliver and perform its obligations under the terms of the Delaware Guarantor Documents.

5.             SLI is qualified to transact business as a foreign corporation, and is in good standing, in the Commonwealth of Massachusetts.

6.             SCCSC is qualified to transact business as a foreign corporation in the State of California.

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7.             The execution and delivery of the Borrower Documents on behalf of the Borrower, the performance of the obligations undertaken by it therein, and the grant of security interests by it pursuant thereto, have been duly authorized by all necessary corporate action on the part of the Borrower.

8.             The execution and delivery of the Delaware Guarantor Documents on behalf of each of the Delaware Guarantors, the performance of the obligations undertaken by each of the Delaware Guarantors therein, and the grant of security interests by each of the Delaware Guarantors thereunder have been duly authorized by all necessary corporate action on the part of each of the Delaware Guarantors.

9.             The execution and delivery by the Borrower of, the performance by the Borrower of its obligations under, and the grant of security interests by the Borrower pursuant to the Borrower Documents do not (a) violate any provisions of the Certificate of Incorporation or Bylaws of the Borrower; (b) to our knowledge breach, or constitute a default under, any existing obligation of the Borrower under any indenture, mortgage, lease, license, franchise, agreement, judgment, decree, order, writ, injunction or other instrument to which the Borrower is a party or by which its property is bound; or (c) violate any provision of any statute, rule or regulation of general application applicable to the Borrower. Specifically excluded from this opinion, however, are any laws, rules or regulations with respect to subdivision, zoning or other land use and development matters.

10.           The execution and delivery by the Delaware Guarantors of, the performance by the Delaware Guarantors of their obligations under, and the grant of security interests by the Delaware Guarantors pursuant to, the Delaware Guarantor Documents do not (a) violate any provisions of the Certificates of Incorporation or Bylaws of the Delaware Guarantors; (b) to our knowledge, breach, or constitute a default under, any existing obligation of any of the Delaware Guarantors under any indenture, mortgage, lease, license, franchise, agreement, judgment, decree, order, writ, injunction or other instrument to which any of the Delaware Guarantors is a party or by which any property of any of the Delaware Guarantors is bound; or (c) violate any provision of any statute, rule or regulation of general application applicable to any of the Delaware Guarantors. Specifically excluded from this opinion, however, are any laws, rules or execution regulations with respect to subdivision, zoning or other land use and development matters.

11.           To our knowledge, except as set forth on Schedule 3.09 of the Credit Agreement, no judgments are outstanding against the Borrower or any of the Delaware Guarantors, and no litigation, contested claim or governmental proceeding is now pending or threatened by or against the Borrower or any of the Delaware Guarantors or affecting their business or property.

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12.           No authorization, approval or other action by, and no notice to, consent of, order of or filing with, any Connecticut State governmental authority is required to be made or obtained by the Borrower in connection with the execution, delivery and performance by the Borrower of the Borrower Documents or the grant by the Borrower of the security interests under the Borrower Documents, other than (i) such reports to United States governmental authorities regarding international capital and foreign currency transactions as may be required pursuant to 31 C.F.R. Part 128, (ii) those that have been made or obtained and are in full force and effect or as to which the failure to be made or obtained or to be in full force and should not result individually or in the aggregate, in a material adverse effect on the Borrower and its Subsidiaries, taken as a whole, (iii) such registrations, filings and approvals under the laws of the State of Connecticut as may be necessary in connection with the exercise of remedies or sale of collateral or the granting of additional security interests or guarantees pursuant to the Documents, (iv) such registrations, filings or approvals that are required in order to perfect or record liens and/or security interests granted under the Documents and (v) such registrations, filings and approvals that may be required because of the legal or regulatory status of any Lender or because of any other facts specifically pertaining to any Lender.

13.           No authorization, approval or other action by, and no notice to, consent of, order of or filing with, any Connecticut State governmental authority is required to be made or obtained by any Delaware Guarantor in connection with the execution, delivery and performance by such Delaware Guarantor of the security interests under the Delaware Guarantor Documents, other than (i) such reports to United States governmental authorities regarding international capital and foreign currency transactions as may be required pursuant to 31 C.F.R. Part 128, (ii) those that have been made or obtained and are in full force and effect or as to which the failure to be made or obtained or to be in full force and effect should not result, individually or in the aggregate, in a material adverse effect on the Borrower and its Subsidiaries, taken as a whole, (iii) such registrations, filings and approvals under the laws of the State of Connecticut as may be necessary in connection with the exercise of remedies or sale of collateral or the granting of additional security interests or guarantees pursuant to the Documents, (iv) such registrations, filings or approvals that are required in order to perfect or record liens and/or security interests granted under the Documents and (iv) such registrations, filings and approvals that may be required because of the legal or regulatory status of any Lender or because of any other facts specifically pertaining to any Lender.

14.           The execution and delivery by CSCC of, the performance by CSCC of its obligations under, and the grant of security interests by CSCC pursuant to, the Documents to which it is a party do not, to our knowledge, breach or constitute a default under, any existing obligation of CSCC under any indenture, mortgage, lease, license, franchise agreement, judgment, decree, order, writ, injunction or other instrument to which CSCC is a party or by which its property is bound.

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15.           The execution and delivery by STRFI of, the performance by STRFI of its obligations under, and the grant of security interests by STRFI pursuant to, the Documents to which it is a party do not, to our knowledge, breach or constitute a default under, any existing obligation of STRFI under any indenture, mortgage, lease, license, franchise agreement, judgment, decree, order, writ, injunction or other instrument to which STRFI is a party or by which its property is bound.

The foregoing is subject to the following:

(a)           Our opinions are limited to only those laws, rules and regulations that we have, in the exercise of customary professional diligence, but without any special investigation, recognized as generally applicable to the transactions contemplated by the Documents or to business organizations of the same type as the Borrower and the Delaware Guarantors. In addition, we express no opinion as to any law, rule or regulation, the violation of which would not have a material effect on you, the Borrower or the Delaware Guarantors.

(b)           No opinion is expressed herein with respect to the enforceability of any of the Documents against any party thereto nor with respect to the creation, perfection or priority of any lien or security interest created by any of the Documents. We note that we have delivered a separate legal opinion dated the date hereof to the Administrative Agent and the Lenders addressing the enforceability of the Mortgage.

This opinion is rendered only as of the date hereof. We undertake no obligation to update or supplement this opinion to reflect any matters which may hereafter come to our attention or any amendments to the Documents or change in law or any other matter that may occur after the date of this opinion. This opinion is issued for the benefit of the Administrative Agent and the other Lenders and may be relied upon by the Administrative Agent and the Lenders and any of their successors or assigns and participants in the Loans in connection with the transactions contemplated by the Documents, but it may not be relied upon by any other person or for any other purpose whatsoever, without in each such other instance obtaining our prior written consent.

Very truly yours,

MURTHA CULLINA LLP

By:	/s/ Frank J. Saccomandi, III
Frank J. Saccomandi, III
A Partner of the Firm

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CITYPLACE 1 185 ASYLUM STREET HARTFORD, CONNECTICUT 06103-3469
ATTORNEYS AT LAW	TELEPHONE (860) 240-6000 FACSIMILE (860) 240-6150 www.murthalaw.com

June 15, 2007

Credit Suisse,

as Administrative Agent, Collateral Agent,

Issuing Bank and Swingline Lender

under the Credit Agreement referred to below

Eleven Madison Avenue

New York, New York 10010

The Lenders from time to time party to the Credit Agreement

Re:                               First Lien Credit Agreement dated as of June 15, 2007 (the “Credit Agreement”), among STR Acquisition, Inc., a Delaware corporation, which substantially simultaneously with the execution of the Credit Agreement shall be merged with and into Specialized Technology Resources, Inc. (the “Mortgagor”), STR Holdings LLC, a Delaware limited liability company, the lenders from time to time party thereto (the “Lenders”) and Credit Suisse, Administrative Agent for the Lenders, Collateral Agent for the Secured Parties, Swingline Lender and Issuing Bank.

Ladies and Gentlemen:

We have acted as special Connecticut counsel to the Mortgagor in connection with the making of the Loans by the Lenders pursuant to the Credit Agreement. The Mortgage, as defined below, is being granted by the Mortgagor as security for the Loans, which Loans shall not exceed $230,000,000, comprised of (a) a Term Loan in the aggregate principal amount not to exceed $185,000,000 to be advanced and fully funded on June 15, 2007, (b) Revolving Loans in an aggregate principal amount not to exceed $20,000,000, (c) Swingline Loans in an aggregate principal amount not to exceed $10,000,000 and Letters of Credit in an aggregate face amount not in excess of $15,000,000 (provided, however, that the overall limit of all such Revolving Loans, Swingline Loans and Letters of Credit outstanding at any time shall not exceed $20,000,000), and (d) Incremental Term Loans and increases in the Revolving Credit Commitment in an amount not to exceed the then available Incremental Revolving Facility Amount in a combined aggregate principal amount not to exceed $25,000,000 at any time.

BOSTON  HARTFORD  NEW HAVEN  STAMFORD  WOBURN

Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Credit Agreement or the Mortgage. This opinion is delivered to you, at our client’s request, pursuant to Section 4.02(a)(ii) of the Credit Agreement.

In connection with this opinion, we have examined:

(a)           the Credit Agreement; and

(b)           that certain Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of June 15, 2007 (the “Mortgage”, and together with the Credit Agreement, the “Documents”), granted by Mortgagor to Credit Suisse (in such capacity, the “Mortgagee”), encumbering certain real property of Mortgagor located at 10 Water Street, Enfield, Connecticut 06082, which Mortgage is to be recorded in the Land Records of the Town of Enfield, Connecticut (the “Local Recording Office”).

In addition, we have made such investigation of law, as we have deemed necessary or advisable in connection with this opinion.

With respect to matters stated herein to be “to our knowledge” or words of similar import, we have limited our opinions to matters within the actual conscious awareness of attorneys in this firm who have rendered substantive attention to this transaction. We have not reviewed our files or made any other investigations with respect to matters stated herein to be “to our knowledge” or similarly qualified.

For purposes of this opinion we have assumed that:

(A)          each of the parties to the Documents is, and during the terms of such Documents will remain, in compliance with the provisions of Connecticut law governing the transaction of its business in Connecticut;

(B)           the Credit Agreement constitutes the valid and binding obligation of each party signatory thereto enforceable against such parties in accordance with its terms;

(C)           the Mortgagor owns, good and indefeasible fee simple title to, (or in the case of personal property, good and valid title to) the property it is purported to own as described in the Mortgage;

(D)          the Mortgagee will only seek foreclosure of the Mortgage with respect to all of the indebtedness secured thereby, notwithstanding any provision which may be contained in the Documents relating to the establishment of priority of the lien created thereby between the parties for whose benefit such Mortgage was granted; and

(E)           that STR Acquisition, Inc. has merged with and into the Mortgagor, with the Mortgagor being the surviving entity.

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We have also assumed: (a) the genuineness of all signatures; (b) the competency of each natural person executing the Documents, or related documents; and (c) that the terms and conditions of the Documents have not been amended, modified or supplemented, directly or indirectly, by any other agreement or understanding of the parties or by waiver of any of the material provisions of the Documents by any of the parties to such documents.

We have not verified any of the foregoing assumptions, but we have no knowledge of any facts which are inconsistent with those assumptions.

As to various questions of fact material to our opinion, we have relied upon statements of fact (as opposed to legal conclusions) contained in the documents we have examined and based on our knowledge, nothing has come to our attention that leads us to believe that we are not justified in so relying thereon.

Based upon, and subject to, the foregoing, and subject also to the qualifications, exceptions and limitations set forth below, we are of the opinion that:

1.             Except for filings which are necessary to publish notice of the existence of the Mortgage as an encumbrance on the real property described in the Mortgage, and/or to perfect the security interests granted under the Mortgage in fixtures located, or to be located, on the real property described in the Mortgage, no authorizations or approvals of, and no filings with, any governmental or regulatory authority or agency of the State of Connecticut are necessary for the execution, delivery or performance of the Mortgage by the Mortgagor.

2.             The Mortgage, which by its terms is to be governed in its entirety by the laws of the State of Connecticut, constitutes the legal, valid and binding obligation of the Mortgagor, enforceable against the Mortgagor in accordance with its terms.

3.             The execution and delivery by the Mortgagor of the Mortgage, and the consummation of the transaction contemplated thereby, do not conflict with, or violate, any Connecticut law, rule or regulation applicable to the Mortgagor.

4.             The choice of the Connecticut law to govern the Mortgage will be upheld and enforced by Connecticut state courts and federal courts sitting in Connecticut. We believe that a Connecticut state court or a federal court sitting in the Connecticut would give effect to the choice of law provisions set forth in the Credit Agreement stipulating that the validity, construction and enforceability of such Credit Agreement will be governed by the laws of the State of New York, unless such court were to determine that (x) the State of New York has no substantial relationship to the parties to the Credit Agreement or the transactions described therein, as applicable, or (y) the result obtained from applying the law of the State of New York would be contrary to the public policy of the State of Connecticut.

5.             The Mortgage is in proper form for recording, and upon due recordation of the Mortgage in the Local Recording Office, the Mortgage will create and constitute a valid, legal, binding and enforceable lien of record in favor of the Mortgagee, for the benefit of the Lenders, on all of the Mortgagor’s right, title and interest in the real property described in the

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Mortgage (the “Real Property”). No other filing or recording, or re-filing or re-recording, is necessary or advisable in order to publish notice of the Mortgagee’s interest in the Real Property or to preserve the lien created on the Mortgagor’s interest therein encumbered by the Mortgage.

6.             As provided in the Mortgage, the creation, perfection and enforcement of the security interest created by the Mortgage in fixtures of the Mortgagor located, or to be located, on the Real Property described in the Mortgage is governed by the laws of the State of Connecticut. The Mortgage constitutes a valid security agreement and fixture filing and creates a valid, legal, binding and enforceable security interest in favor of the Mortgagee, as secured party, and against the Mortgagor, as debtor, in that portion of the Mortgaged Property (as defined in the Mortgage) constituting fixtures attached to the Real Property described in the Mortgage and in which a security interest may be created under the provisions of Article 9 of the Uniform Commercial Code as in effect in the State of Connecticut as of the date hereof (the “UCC”). We note, however, that the definition of the term Mortgaged Property as contained in the Mortgage is sufficiently broad to encompass both personal property and fixtures attached to the Real Property. We further note that the Mortgagee’s security interest in the Mortgagor’s interest in such items of the Mortgaged Property constituting fixtures attached to the Real Property described in the Mortgage will not “attach”, as such term is used in the UCC, until the Mortgagor acquires rights therein or the right to transfer its interest therein. Upon the recording of the Mortgage in the Local Recording Office, the Mortgagee will have a perfected security interest in the Mortgagor’s interest in those items of the Mortgaged Property which constitute fixtures attached to the Real Property described in such Mortgage in which the Mortgagor now has rights or the right to transfer its interest and in which a security interest can be perfected by recording in the Local Recording Office under the UCC. Thereafter, at such time as the Mortgagor acquires rights in, or the right to transfer its interest in, additional items of such Mortgaged Property, the Mortgagee shall have a perfected security interest in the Mortgagor’s interest in that portion of such additional items of Mortgaged Property which constitute fixtures attached to the Real Property in which a security interest may be perfected by recording in the Local Recording Office under the UCC. Our opinions in this numbered paragraph 6 are qualified as follows:

I.              Insofar as security interests relate to proceeds, the continued perfection of such security interests is subject to the provisions of Section 9-315 of the UCC;

II.            We have assumed that the Lenders have “given value” as that term is used in the UCC; and

III.           No opinion is expressed with respect to the creation or perfection of a security interest in any of the Mortgaged Property other than fixtures as expressly set forth above.

7.             To the extent the substantive laws of the State of Connecticut (without regard to choice of law principles) were to apply, the Loans will not violate any applicable usury laws of the State of Connecticut or other applicable laws regulating the interest rate, fees and other charges that may be collected with respect to the Loans. By way of explanation, the provisions of Connecticut General Statutes § 37-4, et seq., constitute the laws of the State of Connecticut

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relating to interest charges in excess of the lawful rate, commonly referred to as usury (“Connecticut’s Usury Statutes”). Connecticut’s Usury Statutes contain an exemption for loans made to foreign or domestic corporations, statutory trusts, limited liability companies and general or limited partnerships (among other entities) involved primarily in commercial, manufacturing, industrial or nonconsumer pursuits and provided further that the funds received by such entities are utilized in such entities’ business or investment activities and are not utilized for consumer purposes and provided further that the original indebtedness to be repaid is in excess of two hundred fifty thousand dollars. Connecticut’s Usury Statutes also contain an exemption for bona fide mortgages of real property for a sum in excess of five thousand dollars. Based upon the provisions of the Documents, the transaction evidenced by the Documents qualifies for the exemption(s) set forth above and Connecticut’s Usury Statutes would not be applicable to such transaction.

8.             To the extent that the sole activity of the Mortgagee, any Lender, or any other party to the Documents (except the Mortgagor) in the State of Connecticut is the recording of the Mortgage against the Real Property (as described above) or the enforcement of the Mortgage, such activity, in and of itself, would not constitute the transaction of business within the State of Connecticut within the purview of § 33-920 of the Connecticut General Statutes (which constitutes the laws of the State of Connecticut enumerating activities undertaken in the State of Connecticut by corporations which do not constitute the transaction of business in the State of Connecticut), and the Mortgagee or such other party would not be required under the laws of the State of Connecticut to qualify or register as a foreign entity in order to so accept the Mortgage or enforce the same. If it were later determined that such qualification, registration and/or filing were required, the validity of the Mortgage would not be affected thereby, and the Mortgagee could thereafter seek qualification as such foreign entity, but if the Mortgagee is not so qualified, it might be precluded from enforcing its rights (but could, in any case defend any action) in the courts of the State of Connecticut until such time as the Mortgagee is qualified to transact business in the State of Connecticut. We express no opinion as to whether the Mortgagee, any Lender or any other party to the Documents (other than the Mortgagor) has heretofore undertaken such other activities or transacted such business or is currently engaged in such other activities or transacting such business, as would require Mortgagee, any such Lender, or such other party, or any of them, to obtain a certificate of authority from the Secretary of the State of the State of Connecticut to transact business in the State of Connecticut.

9.             Subject to the procedural requirements set forth in Connecticut General Statutes §49-1 as described below and as discussed in the exceptions to this opinion, and subject to the provisions dealing with the obtaining of a deficiency judgment after the foreclosure of a mortgage set forth in Connecticut General Statutes §49-14 as discussed below, the foreclosure of the Mortgage will not restrict or impair the liabilities of the Mortgagor (provided, however, we express no opinion herein with respect to the Credit Agreement or any of the obligations or liabilities of any of the parties thereunder) with respect to the Loans or the Mortgagee’s or any Lender’s rights or remedies with respect to the foreclosure or enforcement of any other security interests or liens securing the Loans, and the laws of the State of Connecticut do not require a lienholder to elect to pursue its remedies either against mortgaged realty or

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personalty if such lienholder holds security interests and liens on both real and personal property of a debtor. Pursuant to Connecticut General Statutes §49-1, once a foreclosure action on a mortgage is commenced, no further action on the mortgage debt, note or other obligations secured by such mortgage may be taken during the pendency of such foreclosure action against the person or persons who are liable for the payment thereof who are made parties to the foreclosure or against any person or persons upon whom service of process to constitute an action in personam could have been made within the State of Connecticut at the commencement of the foreclosure action, but the pendency of such a foreclosure action is not a bar to any further action upon the mortgage debt, note or obligation secured by such mortgage as to any person liable for the same upon whom service of process to constitute an action in personam could not have been made within the State of Connecticut at the commencement of such foreclosure action. Pursuant to Connecticut General Statutes §49-14, a foreclosing creditor has a statutory period of thirty (30) days after the redemption period has expired in a foreclosure action to file a motion for a deficiency judgment. If a motion for deficiency judgment is not filed within such aforesaid statutory period, the foreclosing creditor is not entitled to seek to recover any deficiency remaining after the foreclosure. If a motion seeking a deficiency judgment is timely filed, a hearing shall be held, a valuation for the mortgaged property shall be established and the deficiency between the valuation of the mortgaged property and the foreclosing creditor’s claim, if any, shall be established. In any further action on the debt, note or obligation which was secured by the foreclosed mortgage, the recovery is limited to the amount of the deficiency judgment.

10.           Under the laws of the State of Connecticut, no mortgage, documentary, stamp, intangible or similar tax is payable in connection with the execution, delivery or enforcement of the Documents or the recording of the Mortgage, other than nominal recording fees paid upon the recording of the Mortgage.

The opinions set forth above are subject to the following qualifications and limitations:

(a)           Except with respect to the $185,000,000 principal amount of the Term Loan advanced and fully funded at closing under the Credit Agreement, the $20,000,000 principal amount of Revolving Loans provided for under the Credit Agreement, (including within such amount up to $10,000,000 principal amount of Swingline Loans provided for under the Credit Agreement, and the Letters of Credit provided for under the Credit Agreement in an aggregate face amount not in excess of $15,000,000, with the overall limit of Revolving Loans, Swingline Loans and Letters of Credit being the aforesaid $20,000,000), we express no opinion as to whether the Mortgage adequately describes the obligations secured thereby or the effect on the enforceability of the Mortgage against third parties to the extent of such portions of the obligations as are deemed not to be adequately described. In particular, we note that to the extent the Mortgage is intended to secure the Mortgagor’s obligations with respect to certain Incremental Term Loans, any Incremental Revolving Facility Amount or any Hedging Agreement (each as defined in the Credit Agreement), the Mortgage is not and would not be effective under Connecticut law to create or preserve, or render enforceable, any lien with respect to any Incremental Term Loans, any Incremental Revolving Facility Amount or any such Hedging Agreement as it applies to the Mortgage or the Mortgagor’s undertaking(s) with respect thereto under any of the Documents, purported to be secured by the Mortgage.

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(b)           The enforceability of all rights, remedies and obligations is subject to procedural due process and to laws of general application relating to, and affecting the enforceability of, creditors’ rights and remedies generally, under applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and fraudulent transfer or conveyance law and to state and federal forfeiture laws and similar laws related to illegal drugs, anti-money laundering, terrorist or similar activities.

(c)           The enforceability of the Mortgage is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)           Certain provisions of the Mortgage may not be enforceable, but such unenforceability will not render the Mortgage invalid as a whole or preclude (i) subject to the statutory provision barring further action on the debt when foreclosure has commenced pursuant to Connecticut General Statutes § 49-1, and subject to Connecticut General Statutes §§ 49-14 and 49-28 affecting deficiency judgments, the judicial enforcement of the obligation of the Mortgagor to repay the principal balance of the Loans then outstanding, as provided therein (to the extent not deemed a penalty), and (ii) foreclosure of the Mortgage. We note that to the extent the Mortgage is in favor of the Mortgagee, while any promissory note or notes evidencing all or any portion of the indebtedness secured by the Mortgages are in favor of the Lender(s) pursuant to the Credit Agreement, evidence of the power and authority of the Mortgagee to act for and on behalf of the Lender(s) with respect to such promissory note(s) or an assignment of such promissory note(s) to the Mortgagee would be required to foreclose the Mortgage.

(e)           Subject to the provisions of subparagraph (d) above, no opinion is expressed as to the enforceability of (i) provisions related to self-help, (ii) provisions which purport to establish evidentiary standards, (iii) provisions related to waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights, discharge of defenses, or liquidated damages, (iv) provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct or conduct against public policy, or (v) any particular remedy where another remedy has been selected; provided, however, that such reservation in the aggregate will not affect the general legal, valid, binding and enforceable nature of the obligations of the Mortgagor under the Mortgage.

(f)            Provisions in the Mortgage which permit the Mortgagee to make determinations or to take actions may be subject to requirements that such determinations be made or actions be taken on a reasonable basis and in good faith.

(g)           No opinion is expressed as to the ownership by the Mortgagor of any real or personal property. No opinion is expressed as to the priority of any lien or security interest created in any property or as to any person’s rights in any collateral.

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(h)           Provisions of the Mortgage which purport to encumber after-acquired real property are unenforceable.

(i)            We express no opinion as to any compliance with, the effect of, or need for, any governmental approvals, licenses, permits or other authorizations required for the operation of any property owned by the Mortgagor or the conduct of the Mortgagor’s business, including but not limited to, any applicable health, safety, subdivision, zoning, land use or environmental law, rule or regulation.

(j)            We are qualified to practice law in the State of Connecticut. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Connecticut.

(k)           The opinions herein expressed are limited to the matters expressly set forth in this opinion letter and no opinion is implied, or may be inferred, beyond the matters expressly so stated.

This opinion is rendered only as of the date hereof. We undertake no obligation to update or supplement this opinion to reflect any matters which may hereafter come to our attention or any amendments to the Documents, or change in law or any other matter that may occur after the date of this opinion. This opinion is issued for the benefit of the Institutions to whom this opinion is addressed (the “Institutions”) and may be relied upon by the Institutions, their respective counsel, and any of their successors or assigns in connection with the transactions contemplated by the Documents, but it may not be relied upon by any other person or for any other purpose whatsoever, without in each such other instance obtaining our prior written consent.

Very truly yours,

MURTHA CULLINA LLP

By:	/s/ Frank J. Saccomandi III
Frank J. Saccomandi III
A Partner of the Firm

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